Exhibit 4.(a)5

                          Agreement and Plan of Merger
                            dated as of May 15, 2005.

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                ECI TELECOM INC.,

                           SYMPHONY ACQUISITION CORP.,

                             LAUREL NETWORKS, INC.,

                                PETER BARRIS, as
                           Stockholder Representative

                                       and

                              ECI TELECOM LTD., as
                                    Guarantor

                            DATED AS OF MAY 15, 2005

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                                TABLE OF CONTENTS
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
ARTICLE I.                 CERTAIN DEFINITIONS....................................................................1
   SECTION 1.01            Certain Definitions....................................................................1

ARTICLE II.                THE MERGER.............................................................................7
   SECTION 2.01            The Merger.............................................................................7
   SECTION 2.02            Effective Time.........................................................................7
   SECTION 2.03            Effect of the Merger...................................................................7
   SECTION 2.04            Certificate of Incorporation; By-Laws..................................................7
   SECTION 2.05            Directors and Officers.................................................................7
   SECTION 2.06            Effect on Capital Stock................................................................8
   SECTION 2.07            Escrow Accounts; Transaction Expenses.................................................12
   SECTION 2.08            Surrender and Payment.................................................................13
   SECTION 2.09            Dissenting Shares.....................................................................15
   SECTION 2.10            Further Action........................................................................15

ARTICLE III.               REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................15
   SECTION 3.01            Organization and Qualification; Subsidiaries..........................................15
   SECTION 3.02            Certificate of Incorporation and By-Laws..............................................16
   SECTION 3.03            Capitalization........................................................................16
   SECTION 3.04            Authority Relative to This Agreement..................................................18
   SECTION 3.05            No Conflict; Required Filings and Consents............................................18
   SECTION 3.06            Compliance, Permits...................................................................19
   SECTION 3.07            Financial Statements..................................................................19
   SECTION 3.08            Absence of Certain Changes or Events..................................................20
   SECTION 3.09            No Undisclosed Liabilities............................................................20
   SECTION 3.10            Absence of Litigation.................................................................20
   SECTION 3.11            Employee Benefit Plans; Employment Agreements.........................................21
   SECTION 3.12            Employees; Labor Matters..............................................................23
   SECTION 3.13            Restrictions on Business Activities...................................................23
   SECTION 3.14            Taxes.................................................................................23
   SECTION 3.15            Environmental Matters.................................................................26
   SECTION 3.16            Brokers...............................................................................26
   SECTION 3.17            Intellectual Property.................................................................26
   SECTION 3.18            Material Contracts....................................................................30
   SECTION 3.19            Title to Properties; Absence of Encumbrances..........................................32
   SECTION 3.20            Real and Personal Property............................................................33
   SECTION 3.21            Transactions with Affiliates; Management Relationships................................33
   SECTION 3.22            Insurance.............................................................................34
   SECTION 3.23            Books and Records.....................................................................34
   SECTION 3.24            Accounts Receivable...................................................................34
   SECTION 3.25            Customers and Suppliers...............................................................34
   SECTION 3.26            Employee Conflicts....................................................................34
   SECTION 3.27            Certain Business Practices............................................................35
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                                        i
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
   SECTION 3.28            Bank Accounts.........................................................................35
   SECTION 3.29            No Required Disclosure................................................................35
   SECTION 3.30            Internal Controls.....................................................................35
   SECTION 3.31            Inventory.............................................................................35
   SECTION 3.32            Ciena Fee.............................................................................35

ARTICLE IV.                REPRESENTATIONS AND WARRANTIES OF ECI AND MERGER SUB..................................35
   SECTION 4.01            Organization and Qualification........................................................36
   SECTION 4.02            Authority Relative to this Agreement..................................................36
   SECTION 4.03            No Conflict; Required Filings and Consents............................................36
   SECTION 4.04            Financial Ability.....................................................................37
   SECTION 4.05            Brokers...............................................................................37
   SECTION 4.06            Absence of Litigation.................................................................37

ARTICLE V.                 COVENANTS.............................................................................37
   SECTION 5.01            Conduct of Business by the Company....................................................37
   SECTION 5.02            No Solicitation of Transactions.......................................................40
   SECTION 5.03            Access to Information; Confidentiality................................................40
   SECTION 5.04            Consents, Approvals; Taking of Necessary Action.......................................40
   SECTION 5.05            Existing Options......................................................................41
   SECTION 5.06            Notification of Certain Matters.......................................................41
   SECTION 5.07            Public Announcements..................................................................42
   SECTION 5.08            Management Agreements.................................................................42
   SECTION 5.09            Litigation............................................................................42
   SECTION 5.10            Certain Tax Covenants.................................................................42
   SECTION 5.11            Update Schedule.......................................................................46
   SECTION 5.12            [Reserved]............................................................................46
   SECTION 5.13            Necessary Actions; Notice.............................................................46
   SECTION 5.14            Existing Option Certificate...........................................................46
   SECTION 5.15            Directors' and Officers' Insurance....................................................46

ARTICLE VI.                CONDITIONS TO THE MERGER..............................................................47
   SECTION 6.01            Conditions to Obligation of Each Party to Effect the Merger...........................47
   SECTION 6.02            Additional Conditions to Obligations of ECI and Merger Sub............................47
   SECTION 6.03            Additional Conditions to Obligation of the Company....................................49

ARTICLE VII.               INDEMNIFICATION.......................................................................50
   SECTION 7.01            General Indemnification of ECI........................................................50
   SECTION 7.02            ECI Indemnification Obligation........................................................51
   SECTION 7.03            Tax Indemnity.........................................................................51
   SECTION 7.04            [Reserved]............................................................................52
   SECTION 7.05            Procedure.............................................................................52
   SECTION 7.06            Certain Limits on Indemnification.....................................................54

ARTICLE VIII.              TERMINATION...........................................................................55
   SECTION 8.01            Termination...........................................................................55
   SECTION 8.02            Effect of Termination.................................................................56
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                                       ii
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
ARTICLE IX.                GENERAL PROVISIONS....................................................................57
   SECTION 9.01            Survival of Representations and Warranties............................................57
   SECTION 9.02            Notices...............................................................................57
   SECTION 9.03            Waiver................................................................................58
   SECTION 9.04            Guaranty..............................................................................59
   SECTION 9.05            Headings..............................................................................59
   SECTION 9.06            Severability..........................................................................59
   SECTION 9.07            Entire Agreement; Amendment...........................................................59
   SECTION 9.08            Assignment............................................................................59
   SECTION 9.09            Parties in Interest...................................................................60
   SECTION 9.10            Failure or Indulgence Not Waiver; Remedies Cumulative.................................60
   SECTION 9.11            Governing Law.........................................................................60
   SECTION 9.12            Counterparts..........................................................................60
   SECTION 9.13            Waiver of Jury Trial..................................................................60
   SECTION 9.14            Jurisdiction; Forum...................................................................60
   SECTION 9.15            Definition of Knowledge...............................................................60
   SECTION 9.16            Specific Performance and Injunctive Relief............................................61
   SECTION 9.17            Appointment of Stockholder Representative.............................................61
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                                       iii

Exhibits and Annexes

Exhibit A     Written Consent of Stockholders
Exhibit B     Form of Management Agreement
Exhibit C     Form of Initial Escrow Agreement
Exhibit D     Form of IP Escrow Agreement
Exhibit E     Form of Letter of Transmittal
Exhibit F     Form of Affidavit of Lost Stock Certificate

Annex A       [Reserved]
Annex B       [Reserved]
Annex C       Existing Options Table
Annex D       Transaction Expenses
Annex E       Prepaid Transaction Expenses

Schedule 5.08         Management Agreements
Schedule 6.02         Company Required Consents
Schedule 9.15         Knowledge

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2005 (this "Agreement"), by and among ECI Telecom Inc., a Delaware corporation ("ECI"), Symphony Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ECI ("Merger Sub"), Laurel Networks, Inc., a Delaware corporation (the "Company"), with respect to Sections 2.06(c)(3), 5.04(c), 5.10 and 9.17, Peter Barris, as representative of the Company Stockholders (the "Stockholder Representative") and, with respect to Section 9.04, ECI Telecom Ltd., an Israeli company and the parent company of ECI ("Parent").

                                   WITNESSETH:

      WHEREAS, each of ECI, Merger Sub and the Company has determined that it is advisable and in the best interests of its stockholders for the parties to enter into a business combination upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such combination, the boards of directors of each of Merger Sub and the Company have approved, and the board of directors of ECI has authorized, the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), and the board of directors of Parent has approved the guaranty set forth in Section 9.04 and the payment of the Gross Purchase Price at the Closing, all upon the terms and subject to the conditions set forth herein;

      WHEREAS, the board of directors of the Company (the "Company Board") has unanimously recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby; and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to ECI's willingness to enter into this Agreement, stockholders of the Company holding at least 9,000,000 shares of Company Common Stock and shares of Company Preferred Stock representing more than eighty percent (80%) of the voting power of the Company Preferred Stock on an as-converted to Company Common Stock basis and more than sixty percent (60%) of the voting power of the Company Common Stock and the Company Preferred Stock voting together as a single class on an as-converted to Company Common Stock basis, have delivered their written consent in the form attached hereto as Exhibit A (the "Written Consent of Stockholders"), pursuant to which such stockholders have approved this Agreement and the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                               CERTAIN DEFINITIONS

      SECTION 1.01 Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliate" means, with respect to any person, any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

            (b) "Ancillary Agreements" means the Initial Escrow Agreement, the IP Escrow Agreement, the Management Agreements and any certificates required to be delivered under this Agreement.

            (c) "business day" means any day other than a Saturday, Sunday or other day on which banks in New York City are required or authorized to be closed.

            (d) "Code" means the Internal Revenue Code of 1986, as amended.

            (e) "Company Capital Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

            (f) "Company Common Stock" means the common stock, par value $.001 per share, of the Company.

            (g) "Company Group" means (i) with respect to federal income Taxes, any affiliated group of corporations (within the meaning of Section 1504(a) of the Code) that, at any time on or before the Closing Date, as defined in Section 2.01, includes or has included the Company as a member, and (ii) with respect to foreign, state or local income or franchise Taxes, any affiliated, consolidated, combined, unitary or similar group of corporations that, at any time on or before the Closing Date, includes or has included the Company as a member.

            (h) "Company Material Adverse Effect" means (i) a material adverse effect on or change to the business, operations, financial condition, assets, properties (including intangible properties) or liabilities of the Company and its subsidiaries, taken as a whole, excluding effects or changes (x) resulting from developments in worldwide, national or local conditions (political, economic or regulatory) that adversely affect enterprises or the Company's industry generally and do not specifically relate to or have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole or
(y) resulting solely from the identity of the prospective purchaser of the Company or the announcement or pendency of the Merger or (ii) an effect or change that materially impairs or delays the ability of the Company to consummate the transactions contemplated hereby.

            (i) "Company Net Working Capital" means (x) the sum of the Company's accounts receivable, net of applicable reserves, inventory, net of applicable reserves, cash, cash equivalents, marketable securities, prepaid expenses and other current assets, and the Prepaid Transaction Expenses less (y) current liabilities, in each case determined in accordance with GAAP, consistently applied in accordance with the Company's customary practices.

            (j) "Company Option Plans" means the Company's 1999 Stock Incentive Plan and 2004 Stock Incentive t 12 Option Plan.

            (k) "Company Preferred Stock" means, collectively, the Company's Series A-1 Convertible Preferred Stock, par value $.001 per share (the "Series A-1 Preferred Stock"), Series A-1 Prime Convertible Preferred Stock, par value $.001 per share (the "Series A-1 Prime Preferred Stock"), Series A-2 Convertible Preferred Stock, par value $.001 per share (the "Series A-2 Preferred Stock"), Series A-2 Prime Convertible Preferred Stock, par value $.001 per share (the "Series A-2 Prime Preferred Stock"), Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), Series B Prime Convertible Preferred Stock, par value $.001 per share (the "Series B Prime Preferred Stock"), Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"), Series C Prime Convertible Preferred Stock, par value $.001 per share (the "Series C Prime Preferred Stock"), and Series D Convertible Preferred Stock, par value $.001 per share (the "Series D Preferred Stock").

            (l) "Company Stockholders" means each of the holders of record (as of the Effective Time) of the Company Capital Stock.

            (m) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or securities or debt convertible into voting securities, by contract or otherwise.

            (n) "Encumbrances" means any lien (other than mechanics' liens), pledge, hypothecation, claim (other than infringement), charge, mortgage, security interest, encumbrance, prior assignment, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

            (o) "Environmental Laws" means any applicable foreign, federal, state or local law, rule, regulation, ordinance, code, order or judgment (including any written judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to human health and safety or, injury to, or the pollution or protection of, the environment.

            (p) "Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, that arise under Environmental Laws or that are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Company Real Property (as defined in Section 3.15) or in connection with the operation of the business of the Company or its subsidiaries, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company or its subsidiaries, (iii) the violation of or non-compliance with any Environmental Laws or (iv) exposure to any Hazardous Substances.

            (q) "Escrow Amount" means an aggregate amount equal to the sum of the following: (i) Eight Million Eight Hundred Thousand Dollars ($8,800,000) minus ten percent (10%) of the Working Capital Holdback Amount, if any (the "Initial Escrow Amount") plus (ii) Five Million Dollars ($5,000,000) (the "IP Escrow Amount").

            (r) "Existing Options" means all options to purchase capital stock of the Company granted pursuant to the Company Option Plans or pursuant to any other arrangement adopted by the board of directors of the Company (the "Company Board") to provide options or other rights to purchase capital stock of the Company to directors, officers, employees or consultants of the Company.

            (s) "GAAP" means United States generally accepted accounting principles.

            (t) "Governmental Entity" means any foreign or United States federal, state or local governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or other similar authority.

            (u) "Gross Purchase Price" means Eighty Eight Million Dollars ($88,000,000) in cash minus the Prepaid Transaction Expenses and the Working Capital Holdback Amount, if any, which amount is subject to adjustment pursuant to Section 2.06(c)(3).

            (v) "Hazardous Substances" means any chemicals, substances, materials or wastes regulated under any Environmental Law.

            (w) "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services under any installment sale contract, other than ordinary trade payables not overdue and, in any case, with payment terms not in excess of sixty (60) days, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all reimbursement obligations, contingent or otherwise, of such person to the issuer under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed by such person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, or
(2) to otherwise assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

            (x) "Management Agreements" means the agreements between the Company, ECI and the employees party thereto, in the form set forth as Exhibit B.

            (y) "Net Aggregate Merger Consideration" means the Gross Purchase Price, minus the sum of (x) the Transaction Expenses plus (y) the Transaction Escrow Payment.

            (z) "Net Merger Consideration Per Share" means the consideration payable in respect of a share of Company Capital Stock, as more fully set forth in Section 2.06(c), it being understood that in no event shall the aggregate payments of Net Merger Consideration Per Share by ECI exceed the Net Aggregate Merger Consideration.

            (aa) "Overlap Period" means any taxable period beginning on or before and ending after the Closing Date.

            (bb) "person" means a natural person, a governmental entity, agency or representative (at any level of government), a corporation, partnership, joint venture or other association, as context requires.

            (cc) "Post-Closing Tax Period" means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Overlap Period beginning immediately after the Closing Date and ending at the close of the last day of such Overlap Period.

            (dd) "Pre-Closing Tax Period" means (i) any taxable period ending at or before the close of the Closing Date and (ii) the portion of any Overlap Period beginning on the first day of such Overlap Period and ending at the close of the Closing Date.

            (ee) "Prepaid Transaction Expenses" means the amount of all fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and paid by the Company prior to the signing of this Agreement, all of which are set forth on Annex E to this Agreement.

            (ff) "Pro Rata Interest" means, with respect to a Company Stockholder, a fraction, the numerator of which is the aggregate portion of the Net Aggregate Merger Consideration that such Company Stockholder is entitled to receive pursuant to Section 2.06(c) and the denominator of which is the Net Aggregate Merger Consideration being delivered to all Company Stockholders pursuant to Section 2.06(c).

            (gg) "Reference Amount" means (i) if the Closing occurs during the month of May 2005, $16.0 million, (ii) if the Closing occurs during the month of June 2005, $14.5 million and, (iii) if the Closing occurs during the month of July 2005, $13.0 million.

            (hh) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            (ii) "Tax" or "Taxes" means (i) all taxes, including, but not limited to, income (whether net or gross), excise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers' compensation, social security, occupation, use, value added, capital, gross receipts, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, registration, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, penalties, additions to tax or other assessments imposed with respect thereto and (ii) any liability of the Company or its subsidiaries for the payment of amounts of the type described in clause (i) as a result of any obligation of the Company or its subsidiaries under any tax sharing or tax indemnity agreement, provision or arrangement, whether formal or informal or under Treasury Regulation ss. 1.1502-6 or similar provisions under state, local or non-U.S. law.

            (jj) "Tax Authority" means any federal, national, foreign, state, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any regulatory authority with respect to Taxes.

            (kk) "Tax Liabilities" means (i) all liabilities for Taxes and (ii) all reasonable costs and expenses related thereto (including, without limitation, reasonable attorneys' and accountants' fees) without regard to whether Tax for the applicable period is ultimately due.

            (ll) "Tax Proceeding" means any audit or investigation, other administrative proceeding or judicial proceeding involving Taxes.

            (mm) "Tax Reserve" means, with respect to the Company and its subsidiaries, (i) the amount of current Taxes (excluding any provision for deferred Taxes) reflected as a liability on the Unaudited Balance Sheet, as defined in Section 3.07, and (ii) any additional Taxes accrued in the ordinary course of business between the date of the Unaudited Balance Sheet and the close of the Closing Date, to the extent the Taxes referred to in clause (i) or clause
(ii) have not been paid prior to the Closing Date.

            (nn) "Tax Returns" means all returns, reports, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

            (oo) "Transaction Escrow Payment" means Five Million Two Hundred Eighty Thousand Dollars ($5,280,000) in cash.

            (pp) "Transaction Expenses" means the amount of all unpaid attorneys', investment bankers' and accountants' fees and expenses and other similar fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated by this Agreement, including the fees and costs of the Paying Agent. All Transaction Expenses, including the name of the party and the amount due, on the date hereof shall be set forth on Annex D, along with estimates of any changes in such amounts during the period between the date hereof and the anticipated Closing Date.

            (qq) "Working Capital Estimate" has the meaning set forth in Section 2.06(c)(3).

            (rr) "Working Capital Holdback Amount" means an amount equal to 94% of the product of (x) 1.40, multiplied by (y) the difference between (i) the applicable Reference Amount and (ii) the Working Capital Estimate; provided, that in the event (A) the Working Capital Estimate exceeds the applicable Reference Amount or (B) the Working Capital Holdback Amount calculated pursuant to the preceding formula is less than $1,000,000, the Working Capital Holdback Amount shall be $0.

                                   ARTICLE II.
                                   THE MERGER

      SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Certificate of Merger (as defined below), and in accordance with Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Delaware Law. Unless this Agreement has been terminated pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, unless another date, time or place is agreed to in writing by ECI and the Company (the "Closing Date").

      SECTION 2.02 Effective Time. On the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as ECI and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, goodwill, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.04 Certificate of Incorporation; By-Laws.

            (a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation.

            (b) At the Effective Time, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation.

      SECTION 2.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the persons designated by ECI shall be the initial officers of the Surviving Corporation.

      SECTION 2.06 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or the holder of any shares of the capital stock of Merger Sub:

            (a) Cancellation of Treasury Shares. Each share of Company Common Stock held by the Company or any subsidiary of the Company as treasury stock and each share of Company Preferred Stock held by the Company or any subsidiary of the Company as treasury stock immediately prior to the Effective Time (collectively, "Treasury Shares") shall automatically be canceled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereof.

            (b) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

            (c) (1) Conversion of Shares of Company Common Stock and Company Preferred Stock. The following calculation of the Net Merger Consideration Per Share is based on the Transaction Expenses set forth on Annex D and the Working Capital Holdback Amount being $0. Immediately prior to the Effective Time, the Company shall deliver to ECI a revised calculation of the amounts set forth in this Section 2.06(c)(1), which shall give effect to any change in the amount of Transaction Expenses and the actual Working Capital Holdback Amount, if any. It is understood and agreed that in no event shall the aggregate payments of Net Merger Consideration Per Share made by ECI exceed the Net Aggregate Merger Consideration.

                  (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished without payment of consideration therefor;

                  (ii) each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.06282;

                  (iii) each share of Series A-1 Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $1.32723;

                  (iv) each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.06282;

                  (v) each share of Series A-2 Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $1.32723;

                  (vi) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.29702;

                  (vii) each share of Series B Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $6.30880;

                  (viii) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.38718;

                  (ix) each share of Series C Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $0.92950; and

                  (x) each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) shall be cancelled and extinguished and thereafter shall represent the right to receive $1.54566.

      (2) [Reserved]

      (3) Net Working Capital Adjustment to Net Aggregate Merger Consideration.

                  (i) Company's Delivery of Pre-Closing Estimate. Not later than the fifth business day prior to the Closing Date, the Company will deliver to ECI a good faith estimate, prepared in accordance with GAAP, and otherwise on a basis consistent with the Company's Unaudited Balance Sheet, of the likely Company Net Working Capital on the Closing Date (the "Working Capital Estimate"), setting forth in reasonable detail the basis of the calculation thereof. Subject to ECI's approval of the amount thereof (which approval shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to be unreasonably withheld if the amount thereof is shown by reasonable evidence to be based upon GAAP, the Company's books and records and in accordance with the Company's past practices, consistently applied) the Working Capital Estimate shall be used to determine the Working Capital Holdback Amount, if any, as provided herein.

                  (ii) ECI's Delivery of Post-Closing Statement. As soon as practicable but in any event within forty-five (45) days after the Closing Date, ECI will prepare (or cause to be prepared) and deliver to the Stockholder Representative a statement (the "Post-Closing Statement") showing ECI's calculation of the Company Net Working Capital as of the Closing Date in reasonable detail. Such statement shall be prepared in accordance with GAAP and the Company's past practice and on a basis consistent with the Company's Unaudited Balance Sheet. ECI shall provide to the Stockholder Representative such back-up or supporting data relating to the preparation of the Post-Closing Statement and the calculation of Company Net Working Capital as of the Closing Date reflected thereon as the Stockholder Representative may reasonably request. ECI shall also provide, and cause the Company or any successor thereto to provide the Stockholder Representative and its accountants and other representatives with such reasonable access to the books, records and personnel of the Company, at reasonable times and upon reasonable notice, as the Stockholder Representative may reasonably request, including without limitation the work papers prepared by or for ECI's accountants, for the purposes of evaluating the Post-Closing Statement and the calculation of Company Net Working Capital as of the Closing Date reflected thereon.

                  (iii) Acceptance Period; Delivery of Dispute Notice. The Stockholder Representative shall, within the thirty (30) day period (the "Acceptance Period") following receipt of the Post-Closing Statement, notify ECI of its acceptance or non-acceptance of the Post-Closing Statement and the calculation of Company Net Working Capital as of the Closing Date reflected thereon. If no such notice is delivered to ECI by the Stockholder Representative within the Acceptance Period, the Post-Closing Statement and the calculation of Company Net Working Capital as of the Closing Date reflected thereon shall be deemed to have been accepted by the Stockholder Representative on behalf of the Company Stockholders and shall be binding upon all of the parties to this Agreement and the Company Stockholders for all purposes of this Agreement. If the Stockholder Representative gives notice (a "Dispute Notice") to ECI within the Acceptance Period that the Stockholder Representative does not agree with the calculation of the Company Net Working Capital as of the Closing Date reflected in the Post-Closing Statement, the Stockholder Representative shall describe in such Dispute Notice in reasonable detail the basis for its disagreement (such disagreement, a "Dispute Item"). ECI and the Stockholder Representative shall endeavor in good faith to resolve all such disagreements within the thirty (30) day period (the "Negotiating Period") following the delivery by the Stockholder Representative of such Dispute Notice.

                  (iv) Determination of Disputes by Neutral Accounting Firm. If ECI and the Stockholder Representative are unable to resolve any Dispute Item within the Negotiating Period, the dispute shall be promptly referred to Deloitte & Touche, LLP or, if such firm declines to serve, then such other independent accounting or valuation firm as is mutually acceptable to ECI and Stockholder Representative (the "Neutral Accounting Firm"). The Neutral Accounting Firm shall be instructed to resolve all outstanding Dispute Items relating to the Post-Closing Statement and the calculation of the Company Net Working Capital as of the Closing Date. The parties shall instruct the Neutral Accounting Firm to render its determination within thirty (30) days of the referral of such Dispute Items thereto, and the determination of the Neutral Accounting Firm shall be final and binding upon all parties to this Agreement for all purposes of this Agreement, absent manifest error, which error may only be corrected by such Neutral Accounting Firm and must be corrected by such firm within ten (10) days of the initial determination, in the absence of which correction the initial determination shall be final and binding as aforesaid. None of the Company Stockholders or ECI shall have any ex parte communications or meetings with the Neutral Accounting Firm without reasonable prior notice (which notice shall provide the other party a reasonable opportunity to participate in such communications or meetings), to ECI (in the case of any Company Stockholder) or the Stockholder Representative (in the case of ECI). The fees and expenses of the Neutral Accounting Firm shall be borne by ECI, on the one hand, and the Company Stockholders, on the other hand, in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of ECI and the Company Stockholders, as applicable, bears to the total dollar amount of Disputed Items resolved by the Neutral Accounting Firm. For illustration purposes only, (A) if the total amount of Disputed Items by the Company Stockholders is $100,000, and the Company Stockholders are awarded $50,000 by the Neutral Accounting Firm, ECI and the Company Stockholders shall bear the Neutral Accounting Firm's fees and expenses equally; and (B) if the total amount of Disputed Items by the Company Stockholders is $100,000, and the Company Stockholders are awarded $25,000 by the Neutral Accounting Firm, the Company Stockholders shall bear seventy five percent (75%) and ECI shall bear twenty five percent (25%) of the Neutral Accounting Firm's fees and expenses.

                  (v) Final Adjustment for Company Net Working Capital. Promptly following the final resolution of all Dispute Items, if any, relating to the Post-Closing Statement calculations and amounts reflected thereon in accordance with this Section 2.06(c)(3)(v), but in no event more than five (5) business days thereafter:

                  (A) if (x) the finally determined actual Company Net Working
            Capital as of the Closing Date exceeds the Reference Amount or (y) the Reference Amount exceeds the finally determined actual Company Net Working Capital as of the Closing Date by less than One Million Dollars ($1,000,000), then in either case ECI shall deliver (i) to the Escrow Agent ten percent (10%) of the Working Capital Holdback Amount, which amount shall be added to the Initial Escrow Amount and
            (ii) to the Paying Agent (as defined below) ninety percent (90%) of the Working Capital Holdback Amount, following which the Paying Agent shall as promptly as practicable pay to each of the Company Stockholders as of the Effective Time an amount equal to such Company Stockholder's Pro Rata Interest in such amount, rounded to the nearest cent; and

                  (B) if the Reference Amount equals or exceeds the finally
            determined actual Company Net Working Capital as of the Closing Date by One Million Dollars ($1,000,000) or more (all of such excess, including the One Million Dollars ($1,000,000), being referred to as the "Shortfall"), then:

                  (i) if the Working Capital Holdback Amount exceeds the Shortfall, then ECI shall deliver (i) to the Escrow Agent ten percent (10%) of such excess amount, which amount shall be added to the Initial Escrow Amount and
(ii) to the Paying Agent ninety percent (90%) of such excess amount, following which the Paying Agent shall as promptly as practicable pay to each of the Company Stockholders as of the Effective Time an amount equal to such Company Stockholder's Pro Rata Interest in such amount, rounded to the nearest cent; and

                  (ii) if the Shortfall equals or exceeds the Working Capital Holdback Amount, then (x) the Company Stockholders shall not be entitled to any payment under this Section 2.06(c)(3)(v) and (y) 94% of such excess amount shall be deemed to be Losses for which ECI may seek indemnification pursuant to
Section 7.01 hereof.

            (d) Existing Options. ECI is not assuming any Existing Options in the Merger. All Existing Options that are outstanding immediately prior to the Effective Time shall be subject to the provisions of Section 5.05.

      SECTION 2.07 Escrow Accounts; Transaction Expenses; Stockholder Representative.

            (a) At or as soon as practicable after the Effective Time, ECI shall deliver from the Net Aggregate Merger Consideration to the escrow agent (the "Escrow Agent"), (i) under the initial escrow agreement dated the Closing Date, substantially in the form of Exhibit C hereto (the "Initial Escrow Agreement"), the Initial Escrow Amount and, if applicable, the additional amount delivered by ECI to the Escrow Agent pursuant to Section 2.06(c)(3)(v)(A) or Section 2.06(c)(3)(v)(B) above, to be held in an escrow account (the "Escrow Indemnity Account") in accordance with the terms of the Initial Escrow Agreement and (ii) under the intellectual property escrow agreement dated the Closing Date, substantially in the form of Exhibit D hereto (the "IP Escrow Agreement" and , together with the Initial Escrow Agreement, the "Escrow Agreements") the IP Escrow Amount, to be held in an escrow account (the "IP Indemnity Account") in accordance with the terms of the IP Escrow Agreement. Each of the Initial Escrow Amount and the IP Escrow Amount will be available to satisfy claims for Losses made by the ECI Indemnitees pursuant and subject to Article VII hereof.

                  (i) Unless all of the Initial Escrow Amount is released earlier to an ECI Indemnitee pursuant to the Initial Escrow Agreement, the Initial Escrow Amount (or any portion thereof remaining in the Escrow Indemnity Account) will be held by the Escrow Agent until the first business day after the first anniversary of the Closing Date (the "Initial Escrow Termination Date"). Upon the Initial Escrow Termination Date, each Company Stockholder shall be entitled to receive its Pro Rata Interest of the Initial Escrow Amount, and ECI shall cause any of the Initial Escrow Amount remaining in the Escrow Indemnity Account at such time to be released to the Paying Agent to be paid to the Company Stockholders in accordance with their respective Pro Rata Interests. Notwithstanding the foregoing, to the extent that any then pending and unresolved claims for indemnification under Article VII exist for which ECI has timely provided notice in accordance with Section 7.06(c), the funds necessary to satisfy such claims will be retained by the Escrow Agent pursuant to the terms of the Initial Escrow Agreement until such claims are resolved.

                  (ii) Unless all of the IP Escrow Amount is released earlier to an ECI Indemnitee pursuant to the Escrow Agreement, the IP Escrow Amount (or any portion thereof remaining in the Escrow Indemnity Account) will be held by the Escrow Agent until the first business day after the second anniversary of the Closing Date (the "IP Escrow Termination Date"). Upon the IP Escrow Termination Date, each Company Stockholder shall be entitled to receive its Pro Rata Interest of the IP Escrow Amount, and ECI shall cause any amount remaining in the IP Indemnity Account at such time to be released to the Paying Agent to be paid to the Company Stockholders in accordance with their respective Pro Rata Interests. Notwithstanding the foregoing, to the extent that any then pending and unresolved claims for indemnification under Article VII exist for which ECI has timely provided notice in accordance with Section 7.06(c), the funds necessary to satisfy such claims (from the Initial Escrow Amount or the IP Escrow Amount, as applicable) will be retained by the Escrow Agent pursuant to the terms of the applicable Escrow Agreement until such claims are resolved.

            (b) At or as soon as practicable after the Effective Time, ECI shall deliver to the Escrow Agent under the additional escrow agreement dated the Closing Date (the "Additional Escrow Agreement") the Transaction Escrow Payment (the aggregate amount of which shall reduce the Gross Purchase Price), to be paid from and/or held in an escrow account for the benefit of the parties thereto in accordance with the terms of the Additional Escrow Agreement, it being understood and agreed that ECI shall not be entitled to any distributions therefrom.

            (c) On or immediately prior to the Closing Date, the Company shall deliver to ECI a statement of all Transaction Expenses, including final invoices for any hourly or similar unfixed Transaction Expenses being presented by vendors immediately prior to Closing. At or as soon as practicable after the Effective Time, ECI shall pay the Transaction Expenses (the aggregate amount of which shall reduce the Gross Purchase Price) to the parties to whom such Transaction Expenses are payable.

            (d) At or as soon as practicable after the Effective Time, ECI shall deliver from the Net Aggregate Merger Consideration Three Hundred Thousand Dollars ($300,000) to the Stockholder Representative for the payment of any expenses incurred by the Stockholder Representative acting in such capacity after the Effective Time.

      SECTION 2.08 Surrender and Payment

            (a) Prior to the Effective Time, ECI shall appoint, with the reasonable approval of the Company, a bank or trust company as paying agent (the "Paying Agent") for the purpose of exchanging certificates representing shares of Company Capital Stock outstanding as of the Effective Time for the Net Aggregate Merger Consideration and such other functions as are described in this Agreement. Immediately prior to the Effective Time, ECI will deposit the Net Aggregate Merger Consideration with the Paying Agent, for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with the provisions of this Agreement.

            (b) Each holder of shares of Company Capital Stock that have been converted into a right to receive Net Merger Consideration Per Share, upon surrender to the Paying Agent of a certificate or certificates representing such shares of Company Capital Stock or as contemplated by Section 2.08(d), together with a properly completed letter of transmittal, in the form attached hereto as Exhibit E, covering such shares of Company Capital Stock, will be entitled to receive the Net Merger Consideration Per Share payable in respect of such shares less such holder's Pro Rata Interest of the Escrow Amount, which shall be delivered to the Escrow Agent and placed in the Escrow Indemnity Account and the IP Indemnity Account described in Section 2.07 above, and such holder's Pro Rata Interest of the Working Capital Holdback Amount, if applicable, which shall be retained or paid to the Company Stockholders as set forth in Section 2.06(c). Any Company Stockholder that surrenders its stock certificates, together with a properly completed letter of transmittal, on or prior to the date that is three business days prior to the anticipated Closing Date, shall have the portion of the Net Merger Consideration Per Share payable in respect of the shares represented by such certificates paid to it by wire transfer of immediately available funds or check on the Closing Date. After the Effective Time, each such certificate shall, until so surrendered, represent for all purposes only the right to receive such Net Merger Consideration Per Share.

            (c) After the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock outstanding prior to the Effective Time. If, after the Effective Time, certificates representing shares of Company Capital Stock outstanding prior to the Effective Time are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable Net Merger Consideration Per Share, and in accordance with the procedures set forth in this Agreement.

            (d) [Reserved.]

            (e) If any of the Company Capital Stock certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in the form set forth as Exhibit F, the applicable Net Merger Consideration Per Share; provided, however, that the Paying Agent or ECI may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificates to deliver a reasonable and customary indemnity or bond as it may reasonably direct against any claim that may be made against the Paying Agent, ECI or the Company with respect to such certificates alleged to have been lost, stolen or destroyed.

            (f) All amounts of cash paid upon the surrender of certificates representing shares of Company Capital Stock in accordance with the terms hereof (including any cash or other distributions paid pursuant to Section 2.06(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

            (g) To the extent permitted by applicable Law, none of ECI, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for any Net Merger Consideration Per Share (or dividends or distributions with respect thereto) required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) Each of ECI, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the Net Merger Consideration Per Share otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made.

      SECTION 2.09 Dissenting Shares. Notwithstanding Section 2.06(c) or Section 2.08, Company Capital Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares ("Dissenting Shares") in accordance with Section 262 of the Delaware Law shall not be converted into a right to receive the applicable Net Merger Consideration Per Share, unless such Company Stockholder fails to perfect or withdraws or otherwise loses its right to appraisal in accordance with the Delaware Law. If, after the Effective Time, any such Company Stockholder fails to perfect or withdraws or loses its right to appraisal or, if applicable, dissent, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Net Merger Consideration Per Share to which such Company Stockholder is entitled, without interest thereon. The Company shall give ECI prompt notice of any demands received by the Company for appraisal of Company Capital Stock, or, if applicable, dissent and, prior to the Effective Time, ECI shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of ECI, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 2.10 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to ECI and Merger Sub as of the date hereof that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to ECI on the date hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is specifically indicated in such paragraph.

      SECTION 3.01 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it owns, leases or operates and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each jurisdiction in which the Company or a subsidiary is so qualified or licensed is set forth in Section 3.01 of the Company Disclosure Schedule. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary and the directors and officers of each subsidiary, is set forth in
Section 3.01 of the Company Disclosure Schedule. Other than as set forth in
Section 3.01 of the Company Disclosure Schedule, neither the Company nor any subsidiary owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

      SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has previously furnished to ECI a complete and correct copy of its Amended and Restated Certificate of Incorporation (as amended and restated, the "Company Certificate of Incorporation") and By-Laws (the "Company By-Laws"), and a complete and correct copy of the equivalent organizational documents of the Company's subsidiaries, each as amended to date. Such Company Certificate of Incorporation and Company By-Laws, and such equivalent organizational documents of the Company's subsidiaries, are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or Company By-Laws and the Company's subsidiaries are not in violation of any of the provisions of their equivalent organizational documents.

      SECTION 3.03 Capitalization.

            (a) The authorized capital stock of the Company consists of 110,582,290 shares of Company Common Stock and 112,195,643 shares of Company Preferred Stock, par value $0.001 per share, of which 7,833,334 shares are designated as Series A-1 Preferred Stock, 7,833,334 shares are designated as Series A-1 Prime Preferred Stock, 2,391,222 shares are designated as Series A-2 Preferred Stock, 2,391,222 shares are designated as Series A-2 Prime Preferred Stock, 11,346,874 shares are designated as Series B Preferred Stock, 11,346,874 shares are designated as Series B Prime Preferred Stock, 24,248,426 shares are designated as Series C Preferred Stock, 24,248,426 shares are designated as Series C Prime Preferred Stock and 20,555,931 shares are designated as Series D Preferred Stock. As of the date hereof, (i) 23,193,842 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 5,766,902 shares of Company Common Stock are reserved for issuance pursuant to outstanding Existing Options, (iv) 432,788 shares of Series A-1 Preferred Stock are issued and outstanding, (v) 7,396,423 shares of Series A-1 Prime Preferred Stock are issued and outstanding,
(vi) 2,040,786 shares of Series A-2 Preferred Stock are issued and outstanding,
(vii) 354,559 shares of Series A-2 Prime Preferred Stock are issued and outstanding, (viii) 8,338,480 shares of Series B Preferred Stock are issued and outstanding; (ix) 3,008,394 shares of Series B Prime Preferred Stock are issued and outstanding, (x) 2,629,204 shares of Series C Preferred Stock are issued and outstanding, (xi) 21,619,222 shares of Series C Prime Preferred Stock are issued and outstanding, (xii) 17,480,025 shares of Series D Preferred Stock are issued and outstanding; (xiii) no shares of Company Preferred Stock are held in the treasury of the Company, and (xiv) 74,519,443 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Company Preferred Stock. As of the date hereof, there are no other shares of Company Capital Stock issued and outstanding or reserved for future issuance.

      All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable. None of the issued and outstanding shares of Company Capital Stock has been issued in violation of the Company Certificate of Incorporation, any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. All shares of Company Capital Stock subject to issuance as aforesaid in clauses
(iii) and (xiv) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and, assuming such issuance prior to the Effective Time, will not have been issued in violation of the Company Certificate of Incorporation, any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. Except as set forth in this Section 3.03 or Section 3.11 hereof, there are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of the Company or its subsidiaries or obligating the Company or its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, the Company or its subsidiaries. Neither the Company nor its subsidiaries have issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or capital stock of any subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any subsidiary or any other entity. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no shares of restricted stock of the Company ("Company Restricted Stock"). There are no voting trusts, proxies or other agreements or understandings with respect to any Company Capital Stock to which the Company or, to the knowledge of the Company, any other person is a party or by which the Company or any such other person is bound. All of the outstanding shares of capital stock of the Company's subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such shares are owned of record and beneficially by the Company or a wholly owned subsidiary thereof free and clear of any and all Encumbrances other than Permitted Encumbrances, as defined below.

            (b) Section 3.03(b) of the Company Disclosure Schedule lists (i) all holders of Company Capital Stock as of the date hereof, as well as the number, class and series of shares of Company Capital Stock held by each such holder and
(ii) all holders of warrants for Company Capital Stock as of the date hereof, as well as the number, class and series of shares of Company Capital Stock subject thereto, the date upon which each such warrant is exercisable and the exercise price of each such warrant.

            (c) Section 3.03(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or consultant of the Company or other person who holds an Existing Option as of the date hereof, together with the number of shares of Company Common Stock subject to such Existing Option, the date of grant of such Existing Option, the exercise price of such Existing Option, the expiration date of such Existing Option, the vesting schedule for such Existing Option and whether or not such Existing Option is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code. Section 3.03(c) of the Company Disclosure Schedule also sets forth the total number of outstanding Existing Options.

            (d) The Company has never declared, nor is there accrued, any dividend or other distribution with respect to any class or series of Company Capital Stock.

      SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Ancillary Agreements to which it is a party have been or, if executed after the date hereof and at or prior to the Effective Time, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements to which it is a party have been or, if executed after the date hereof and at or prior to the Effective Time, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      SECTION 3.05 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Company Certificate of Incorporation or Company By-Laws or the equivalent organizational documents of the Company's subsidiaries, (ii) conflict with or violate any Law applicable to the Company or its subsidiaries or by which any of its or its subsidiaries' properties or operations is bound or affected, (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries are a party or by which the Company or its subsidiaries, or any of its or its subsidiaries' properties, is bound or affected except, with respect to clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

            (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule (the "Company Required Consents") the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, require the Company to obtain any waiver, consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity or other third party, except (i) the filing of the Certificate of Merger as required by Delaware Law, and (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

      SECTION 3.06 Compliance, Permits.

            (a) Each of the Company and its subsidiaries, and each of its subsidiaries properties and operations, are and since inception have been in compliance in all material respects with all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities (collectively, "Laws"), applicable to the Company or its subsidiaries or by which any of its or its subsidiaries' properties or operations is bound or affected. Neither the Company nor any of its subsidiaries has received any written or, to its knowledge, oral notice from any Governmental Entity regarding any violation of, or any failure to comply with, any Law. This Section 3.06(a) does not apply to those Laws that are the subject of the representations in Sections 3.11(c), 3.12, 3.14, 3.15 and 3.17.

            (b) Each of the Company and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted (collectively, the "Company Permits"). All of the Company Permits are valid and in full force and effect, and the Company has not received any written or, to its knowledge, oral notice that any Governmental Entity will revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Company Permits, nor is any proceeding pending for any such purpose. Each of the Company and its subsidiaries is in compliance in all material respects with the terms of the Company Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation on any Company Permit.

      SECTION 3.07 Financial Statements. Attached as Section 3.07 of the Company Disclosure Schedule are (i) the unaudited consolidated balance sheet of the Company as of April 30, 2005 (the "Unaudited Balance Sheet") and the related consolidated statements of income and cash flows for the nine months then ended (the "Interim Financial Statements"), and (ii) the audited consolidated balance sheets of the Company as of July 31, 2004 and the related consolidated statements of income and cash flows for the three years then ended, accompanied by the report of the Company's independent public accountants thereon (the "Audited Financial Statements" and, together with the Interim Financial Statements, the "Financial Statements"). Each of the Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of the Company and its subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated consistent with the books and records of the Company, except that the Interim Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount and such Interim Financial Statements may not contain all notes required by GAAP.

      SECTION 3.08 Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Company Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of the Company or its subsidiaries (whether or not covered by insurance); (iii) any revaluation by the Company or its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable, other than, in each case, in the ordinary course of business; (iv) any transaction, commitment, contract or agreement entered into by the Company or its subsidiaries, or any relinquishment by the Company or its subsidiaries of any contract or other right, in any case having a value of or involving aggregate payments or value in excess of $25,000 other than in the ordinary course of business; (v) any material adverse change in any customer, supplier, licensee or licensor relationship, including any cancellation, termination or adverse modification or, to the knowledge of the Company, threatened cancellation, termination or adverse modification of any such relationship; or (vi) any grant of any severance or termination pay to any Company employee or consultant or any increase in the rate or terms of compensation payable or to become payable by the Company to any of its employees or consultants or any increase in the rate or terms of any bonus, pension or other employee benefit plan covering any of the Company's employees (including any new or amended employment, consulting or other compensation agreement).

      SECTION 3.09 No Undisclosed Liabilities. Neither the Company nor its subsidiaries have any liabilities (absolute, accrued, contingent or otherwise) whether or not required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP, except liabilities (i) provided for in the Unaudited Balance Sheet, (ii) incurred since the date of the Unaudited Balance Sheet in the ordinary course of business and consistent with past practice and that would not reasonably be expected to have a Company Material Adverse Effect, (iii) contractual and service obligations arising in the ordinary course of business (other than obligations arising out of a material default or alleged material default), (iv) set forth in Section 3.09 of the Company Disclosure Schedule or (v) not required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP, that are immaterial in amount.

      SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, or any properties or rights of the Company or its subsidiaries, or, to the knowledge of the Company, against any officers, directors or employees of the Company or its subsidiaries in their capacity as such, before any arbitrator or arbitral forum or tribunal or Governmental Entity. None of the Company, its subsidiaries, any of its or its subsidiaries' properties or, to the knowledge of the Company, any of the Company's or its subsidiaries' officers, directors or employees in their capacity as such is subject or party to any judgment, order, decree or other direction of, or stipulation with, any Governmental Entity.

      SECTION 3.11 Employee Benefit Plans; Employment Agreements.

            (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition and other plans, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) (1) established, maintained, sponsored or contributed to (or with respect to which there is any obligation to contribute) by the Company or any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA (an "ERISA Affiliate") or on behalf of any employee, officer, director, consultant or stockholder of the Company or its subsidiaries (whether current, former or retired) or their beneficiaries or (2) with respect to which the Company or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, consultant, stockholder or beneficiary (each a "Company Plan" and, collectively, the "Company Plans").

            (b) With respect to each Company Plan, the Company has delivered to ECI true, accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto or a written summary of all material plan terms in the case of an unwritten plan, (ii) to the extent applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iii) the summary plan description, employee handbooks and similar employee communications, (iv) to the extent applicable, the most recent determination letter from the IRS and any related correspondence, and any pending request for such determination, (v) to the extent applicable, the three most recently filed Forms 5500, with schedules attached.

            (c) No Company Plan (i) is subject to, and no circumstances exist under which the Company could have any liability under, Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA; (ii) that is a welfare plan is funded through a "welfare benefit fund" within the meaning of Section 419 of the Code;
(iii) provides or promises welfare benefits after the termination of employment or other service, except as required by applicable Law; (iv) is funded through a trust intended to meet the requirements of Section 501(c)(9) of the Code; (v) is subject to the laws of a jurisdiction outside of the United States; or (vi) is a nonqualified employee pension benefit plan, deferred compensation plan or excess benefit plan.

            (d) (i) Each Company Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the United States Internal Revenue Service (the "IRS") covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and nothing has occurred or, to the knowledge of the Company, is expected to occur through the date of the Effective Time that could cause the loss of such qualification or the imposition of any material penalty or material tax liability; (ii) all payments required to be made with respect to a Company Plan, whether under the terms of such plan, a collective bargaining agreement, insurance policy, other agreement, or by law, have been made on or before the applicable due date or have been provided for by the Company in accordance with the provisions of such Company Plan, applicable Law and GAAP; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the knowledge of the Company, is anticipated against any Company Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any Company Plan; (iv) each Company Plan complies in all material respects with and has been maintained and operated, in all material respects, in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (v) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to a Company Plan; (vi) no Company Plan is under, and the Company has not received any notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and (vii) with respect to each Company Plan that is funded wholly or partially through an insurance policy, neither the Company (including any subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time.

            (e) Neither the Company, nor any director, officer or employee of the Company (including any subsidiary or ERISA Affiliate thereof) has made any promise or commitment, whether or not legally binding, to create any new Company Plan, or to modify or amend any existing Company Plan. No event, condition or circumstance exists (or will exist following the consummation of the transactions contemplated hereby) that (i) would reasonably be expected to result in a material increase of the benefits provided under any Company Plan or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time or (ii) would limit the right of the Company or any of its subsidiaries to amend, merge or terminate any Company Plan or its related trust.

            (f) The Company does not have, and no circumstances exist under which the Company would reasonably be expected to have, any liability for the misclassification of employees as independent contractors, leased employees or otherwise, or vice versa.

            (g) The consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Company Plan, including, without limitation, liability for severance or termination pay, unemployment compensation or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company or its subsidiaries (whether current, former or retired) or their beneficiaries.

      SECTION 3.12 Employees; Labor Matters.

            (a) No employee or former employee of the Company or its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).

            (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries. Neither the Company nor its subsidiaries has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its subsidiaries is presently a party to, bound by, or in the process of negotiating any collective bargaining agreement or union contract. No organizing activities are presently being made or, to the knowledge of the Company, are anticipated by or on behalf of any labor union with respect to any employees of the Company or its subsidiaries. There are no strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or its subsidiaries, and there have been no such strikes, slowdowns, work stoppages, picketing or lockouts within the past two (2) years. Each of the Company and its subsidiaries is in material compliance with all applicable Laws relating to employment and employment practices, workers' compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of the Company or its subsidiaries at any time during the past two (2) years.

      SECTION 3.13 Restrictions on Business Activities. Other than this Agreement, there is no non-competition or similar agreement, commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has the effect of prohibiting or impairing any business operations of the Company or its subsidiaries as currently conducted. Neither the Company nor any of its subsidiaries has entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers, in any geographic area, during any period of time or any segment of the market or line of business.

      SECTION 3.14 Taxes.

            (a) All Tax Returns required to be filed on or before the date hereof by, or with respect to, the Company or its subsidiaries have been filed when due. All such Tax Returns were prepared in compliance with all applicable laws and regulations and accurately reflect in all material respects the Taxes due with respect to such Tax Returns. All Taxes (whether or not shown on any Tax Return) owed by, or with respect to, the Company or its subsidiaries on or before the date hereof, have been timely paid, except those, if any, which are presently being contested in good faith (which are set forth on Section 3.14 of the Company Disclosure Schedule) and for which exist adequate Tax Reserves. The Company has provided to ECI, for the last three (3) taxable years, copies of all income or franchise Tax Returns, including amendments thereto, of the Company and its subsidiaries. The Company also has provided to ECI copies of all examination reports and statements of deficiencies assessed with respect to the Company or its subsidiaries for the last three (3) taxable years.

            (b) No Tax Proceeding is currently being conducted with respect to the Company or its subsidiaries, no issues that had been raised by a Tax Authority are pending, no information related to Tax matters has been requested by any Tax Authority and neither the Company nor its subsidiaries have received notification from any Tax Authority that it intends to commence a Tax Proceeding with respect to the Company or its subsidiaries. All deficiencies asserted or assessments made as a result of any Tax Proceeding have been paid in full. Any adjustment of Taxes of the Company or its subsidiaries made by the Internal Revenue Service in any Tax Proceeding which adjustment is required to be reported to the appropriate state, local or foreign Tax Authority has been so reported.

            (c) All Tax Returns filed by, or with respect to, the Company and its subsidiaries for Tax years through the Tax year ended July 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Company or its subsidiaries. There are no liens other than liens for Taxes not yet due and payable for any Tax on the assets of the Company or its subsidiaries.

            (d) No claim has been made by any Tax Authority in a jurisdiction where neither the Company nor its subsidiaries file Tax Returns that the Company or its subsidiaries are or may be subject to taxation by that jurisdiction.

            (e) Neither the Company nor its subsidiaries are a party to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

            (f) None of the assets owned or used by the Company or its subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. None of such assets is subject to a safe-harbor lease under Section 168 of the Code or other lease or arrangement which is not a "true" lease for Federal income tax purposes, and no event has occurred that would require indemnification by the Company or its subsidiaries of any tax lessor under any such safe-harbor lease agreement.

            (g) Neither the Company nor its subsidiaries is a party to any arrangement that could result in the payment of any "parachute payment", as defined in Section 280G of the Code (determined without regard to subsection
(b)(4)(B) thereof).

            (h) Neither the Company nor its subsidiaries are a party to, are bound by, or have any obligation under any Tax sharing or Tax indemnification agreement, provision or arrangement, whether formal or informal, and from and after the Closing Date, neither the Company nor its subsidiaries shall have any rights, obligations or liabilities under any such agreement, provision or arrangement (other than this Agreement). No power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company or its subsidiaries.

            (i) Neither the Company nor its subsidiaries are presently required or will be required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise. No application is pending with respect to the Company or its subsidiaries with any Tax Authority requesting permission for any change in accounting method.

            (j) All Taxes the Company and its subsidiaries are or were obligated to withhold from amounts owing or paid to any past or present employee, shareholder, creditor or other party have been withheld and remitted to the appropriate Tax Authority within the time required by law.

            (k) The amount of Taxes (excluding any provision for deferred Taxes) reflected as a liability on the Unaudited Balance Sheet is a full and adequate reflection of the amount of accrued and unpaid Taxes with respect to the Company and its subsidiaries for all periods through the date of the Unaudited Balance Sheet for which Tax Returns have not been filed and, since the date of the Unaudited Balance Sheet, neither the Company nor its subsidiaries have incurred or accrued any liability for Taxes of any nature (matured, unmatured, fixed or contingent) except for those Taxes incurred or accrued in the ordinary course of business of the Company and its subsidiaries.

            (l) There are no Tax rulings, requests for rulings or closing agreements relating to the Company or its subsidiaries which could affect the Company's or any subsidiary's liability for Taxes after the Closing Date.

            (m) Neither the Company nor its subsidiaries own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

            (n) Schedule 3.14(n) of the Company Disclosure Schedule sets forth a list of all jurisdictions to which any Tax is properly payable by, or with respect to, the Company or its subsidiaries.

            (o) Neither the Company nor its subsidiaries have at any time been a member of any affiliated, consolidated, combined, unitary or similar group of corporations other than such a group of which Laurel Networks, Inc. is the common parent corporation.

            (p) Neither the Company nor its subsidiaries have knowledge of any facts that, if known to any Tax Authority, would likely result in the issuance of a proposed deficiency or a similar notice of intention to assess Taxes against the Company or its subsidiaries.

            (q) Neither the Company nor its subsidiaries have entered into any "intercompany transaction" as to which any item of deferred income or gain has not been restored, and no "excess loss account" exists with respect to the stock of the Company or its subsidiaries, as those terms are defined in the Treasury Regulations issued under Section 1502 of the Code.

            (r) Neither the Company nor its subsidiaries have any corporate acquisition indebtedness as described in Section 279 of the Code.

            (s) Neither the Company nor its subsidiaries have engaged in any "reportable transaction," as such term is defined in Treasury Regulation Section 1.6011-4(b). SECTION 3.15 Environmental Matters. Except as set forth in Section
3.15 of the Company Disclosure Schedule:

            (a) The operations of the Company and its subsidiaries have been and are currently being conducted in compliance in all material respects with all applicable Environmental Laws and neither the Company nor its subsidiaries are aware of the existence of any condition or event regarding any real property presently, or formerly used, leased, occupied, managed or operated by the Company or its subsidiaries (collectively, the "Company Real Property"), that would constitute a violation of any applicable Environmental Laws.

            (b) Other than leases for office space entered into upon customary terms and conditions, neither the Company nor its subsidiaries have contractually, by operation of law or otherwise, assumed or succeeded to any Environmental Liabilities of any predecessors or any other person or entity.

            (c) Neither the Company nor its subsidiaries have received any notice, whether oral or written, from any Governmental Entity or third party asserting any liability under or violation of any Environmental Laws that remains outstanding or unresolved.

            (d) The Company has provided to ECI all material environmental reports, assessments, audits, studies, investigations, data, Company Environmental Permits and other written environmental information in its custody, possession or control concerning the business of the Company and its subsidiaries and the Company Real Property.

            (e) None of the items set forth in Section 3.15 of the Company Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.16 Brokers. Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      SECTION 3.17 Intellectual Property.

            (a) "Intellectual Property" means all intellectual property owned, used or licensed (as licensor or licensee) by the Company (including for purposes of this Section 3.17 any subsidiaries of the Company), including:

                  (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention ("Copyrights");

                  (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent ("Patents");

                  (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing ("Trademarks");

                  (iv) all domain name registrations ("Domain Names");

                  (v) any formula, design, device, database or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing ("Trade Secrets");

                  (vi) novel devices, processes, compositions of matter, methods, techniques, know how, discoveries and apparatuses or machines, whether or not patentable ("Inventions");

                  (vii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) ("Software");

                  (viii) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

                  (ix) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

            (b) Schedule 3.17(b) lists (i) all issued Patents, and all pending applications for Patents, owned by the Company; (ii) all registered Trademarks, and all pending applications for Trademarks, owned by the Company; (iii) all registered Copyrights, and all pending applications for Copyrights, owned by the Company; and (iv) all Domain Names owned by the Company.

            (c) Schedule 3.17(c) lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property of the Company including (i) licenses by the Company to any person of any Intellectual Property; and (ii) all licenses by any other person to the Company of any Intellectual Property (except with respect to generally available "off-the-shelf" software) (each a "License"). Except as set forth in Schedule 3.17(c) (i) with respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company, or to the knowledge of the Company, the other party thereto, (ii) no License contains any indemnity by the Company in favor of a third party with respect to the Intellectual Property, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any License and (iv) each License is valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

            (d) Except as set forth in Schedule 3.17(d), the Company has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary to permit the Company to conduct the business and operations of the Company from and after the Closing Date, in the same manner as it is being conducted as of the date hereof, and to the knowledge of the Company, as currently contemplated to be conducted by the Company. Except as set forth in
Schedule 3.17(d), neither the consummation of the transactions contemplated by this Agreement nor the Company's performance hereunder will result in the termination or forfeiture of the Company's rights in such Intellectual Property or the Licenses. All officers, employees and contractors of the Company who have created Intellectual Property that is owned by the Company, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Company.

            (e) Except as disclosed in Schedule 3.17(e), to the knowledge of the Company, the Company has not infringed upon, misappropriated or misused any intellectual property rights of another person or entity. Except as set forth in
Schedule 3.17(e), the Company has not received notice of any alleged infringement, misappropriation or misuse by the Company of the intellectual property rights of another person or entity. Except as disclosed in Schedule 3.17(e), there are no pending, and to the knowledge of the Company, threatened claims or proceedings contesting or challenging the Company's Intellectual Property, or the Company's use of the Intellectual Property owned by another person or entity. To the knowledge of the Company, no third party, including any current or former employee or contractor of the Company, is infringing upon, misappropriating, or otherwise violating the Company's rights to the Intellectual Property owned by the Company.

            (f) Patents. Except as set forth on Schedule 3.17(f):

                  (i) All of the issued Patents and pending applications for Patents of the Company are currently in compliance with all legal requirements (including payment of filing, examination, and maintenance fees).

                  (ii) No Patent of the Company has been or is now involved in any infringement, interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Patents of the Company.

            (g) Trademarks.

                  (i) All registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office ("PTO") or any other country's trademark office, of the Company are currently in compliance with all legal requirements (including the filing of affidavits of use and renewal applications as applicable).

                  (ii) No Trademark of the Company has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Trademarks of the Company.

            (h) Copyrights:

                  (i) All registered Copyrights and pending applications for Copyrights of the Company are currently in compliance with all legal requirements.

                  (ii) No Copyright of the Company has been or is now the subject of any invalidation or infringement Proceeding and, to the knowledge of the Company, no such action is threatened with respect to any Copyright of the Company.

            (i) Domain Names:

                  (i) All registered Domain Names of the Company are currently in compliance with all legal requirements.

                  (ii) No Domain Name of the Company has been or is now the subject of any dispute resolution or infringement Proceeding and, to the knowledge of the Company, no such action is threatened with respect to any Domain Name of the Company.

            (j) Schedule 3.17(j) lists all products distributed or sold by the Company.

            (k) The Company has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property owned by the Company and to maintain in confidence all Trade Secrets owned or used by the Company. To the knowledge of the Company, no Trade Secret of the Company has been disclosed or authorized to be disclosed to any person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Company's proprietary interests in and to such Trade Secrets.

            (l) Schedule 3.17(l) contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in the Company's products or websites, or used in the delivery of the Company's services (the "Company Software"). The Company owns full and unencumbered right and good, valid and marketable title or has valid licenses to the Company Software, and the Company Software owned by the Company is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not incorporated any third party intellectual property into the Company Software not identified in Schedule 3.17(l) of the Company Disclosure Schedule. Except as identified in
Schedule 3.17(l), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Company Software Programs.

            (m) The Company employs commercially reasonable measures to ensure that the Company Software contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to wrongfully disrupt, disable or harm in any manner the operation of any software or hardware.

            (n) The Intellectual Property owned by the Company (and, to the knowledge of the Company, the Intellectual Property of third parties licensed to the Company), is free and clear of any and all Encumbrances other than Permitted Encumbrances.

            (o) Schedule 3.17(o) sets forth all agreements by which the Company is obligated to make to third parties any payments related to Intellectual Property.

            (p) Other than as set forth in Schedule 3.17(p) of the Company Disclosure Schedule, to the knowledge of Company, there has been no breach of security involving any the Company websites or information assets. All data which has been collected, stored, maintained or otherwise used by the Company and its subsidiaries has been, to the knowledge of the Company, collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines and industry standards. The Company has not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.

      SECTION 3.18 Material Contracts. Section 3.18 of the Company Disclosure Schedule contains a list of each of the following contracts (or, in the case of oral contracts, summaries thereof) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or any of the Company's or its subsidiaries' assets or properties, is bound or subject (collectively, the "Material Contracts"):

            (a) any agreement or series of related agreements requiring aggregate payments by or to the Company or its subsidiaries of more than $50,000 per year;

            (b) any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of the Company or its subsidiaries under which the Company or its subsidiaries have any obligations as of the date hereof and that (i) involves the making of payments exceeding $50,000 in any year, (ii) contains non-competition provisions imposing restrictions on the Company or a senior executive officer or key employee of the Company, or (iii) involves any severance or termination payments or other similar obligation;

            (c) any agreement with any labor union or association representing any employee of the Company or its subsidiaries;

            (d) any agreement for the purchase of any materials, supplies, equipment, merchandise or services that is not terminable on thirty (30) days' notice or less (without penalty or premium) and which involves future payments by the Company of more than $50,000;

            (e) any agreement for the sale of any of the assets, properties or securities of the Company or its subsidiaries other than in the ordinary course of business or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

            (f) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $50,000;

            (g) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

            (h) any agreement obligating the Company or its subsidiaries to deliver future product enhancements other than in the ordinary course of business or containing a "most favored nation" pricing clause;

            (i) any agreement relating to the acquisition by the Company or its subsidiaries of any operating business or the capital stock of any other person;

            (j) any agreement requiring the payment to any person of a brokerage or sale commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees or agents in the ordinary course of business);

            (k) any agreement, note or other document relating to or evidencing outstanding indebtedness of the Company or its subsidiaries for borrowed money (including capitalized lease obligations) in excess of $50,000;

            (l) any lease, sublease or other agreement under which the Company or its subsidiaries is lessor or lessee of any real property or equipment or other tangible property which involves the future payment by the Company of more than $50,000 per year;

            (m) any agreement with a change of control provision or otherwise requiring any consent, approval, waiver or other action by any person in connection with the Merger;

            (n) any phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding;

            (o) any agreement involving the assignment, transfer, license (whether as licensee or licensor), pledge or Encumbrance of any Intellectual Property owned or used by the Company, except for any generally available "off-the-shelf" Software;

            (p) any distribution or sales representative agreement or agreement appointing any agent; and

            (q) any other agreement that is material to the business, operations or financial condition of the Company.

      True and complete copies of all Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished or made available to ECI. Each Material Contract is valid, subsisting, in full force and effect and binding upon the Company or any of its subsidiaries that is party thereto and, to the knowledge of the Company, the other parties thereto in accordance with its terms. Neither the Company nor any of its subsidiaries is in default (and, to the knowledge of the Company, no condition exists that, with notice or lapse of time or both, would constitute a default by the Company or such subsidiary) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by the Company, nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder (or, does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Material Contracts is currently being renegotiated. The validity and effectiveness of each of the Material Contracts will not be materially adversely affected solely as a result of the transactions contemplated by this Agreement. To the knowledge of the Company, no party to any of the Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract.

      SECTION 3.19 Title to Properties; Absence of Encumbrances. Each of the Company and its subsidiaries has good and valid title to or, in the case of leased property, valid and subsisting leasehold interests in, all of its properties and assets of whatever kind (whether real or personal) used or held for use in its business, including, without limitation, all properties and assets that are shown on the Unaudited Balance Sheet (except for assets sold in the ordinary course of business since the date of such Unaudited Balance Sheet), which represent all such property and assets that are used in the conduct of its businesses as presently conducted, in each case free and clear of any and all Encumbrances, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair business operations involving such properties, and (iii) Encumbrances securing debt which is reflected in the Financial Statements (encumbrances in clauses (i)
- (iii) being "Permitted Encumbrances"). All assets, properties and rights relating to each of the Company's and its subsidiaries' businesses are held by, and all agreements, obligations and transactions relating to each of the Company's and its subsidiaries' businesses have been entered into, incurred and conducted by, the Company and its subsidiaries rather than any of their affiliates, and the Company does not use any other assets, properties or rights in the conduct of its business as presently conducted. No person, including without limitation any Company Stockholder or any holder of Existing Options, has any option, right of first refusal, right of first offer, preemptive right or any other right of any nature to acquire any material assets of the Company or its subsidiaries. The tangible assets of the Company and its subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used. This Section 3.19 does not relate to Intellectual Property, which is the subject of Section 3.17.

      SECTION 3.20 Real and Personal Property. Section 3.20 of the Company Disclosure Schedule contains a complete and correct list of all real property (including buildings and structures) leased or subleased by the Company or its subsidiaries and all interests therein (including a street address). The Company does not own and has never owned any real property. All material work required to be done by the Company or its subsidiaries under law or any contract or arrangement to which the Company or any of its subsidiaries is subject or a party as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or, to the knowledge of the Company, threatened which would affect the use of any such property by the Company or its subsidiaries. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all real property leases under which it is operating in accordance with the terms of such leases, and all rents and additional rents due to date from each of the Company and its subsidiaries under such leases have been paid in full. Section 3.20 of the Company Disclosure Schedule also contains a complete and correct list of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned by the Company or its subsidiaries with an original cost in excess of $10,000 individually. Except as set forth in Section 3.20 of the Company Disclosure Schedule, none of the Company's or any of its subsidiaries' personal property is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement.

      SECTION 3.21 Transactions with Affiliates; Management Relationships.

            (a) Neither the Company nor any subsidiary has, directly or indirectly, engaged in any transactions or financial or commercial arrangements
(i) with any stockholder of the Company, other than as a board member or pursuant to the Company's financing activities or (ii) (except for employment arrangements with its employees) with any officer or director or, to the knowledge of the Company, with any of their respective affiliates or relatives (each a "Related Party"). Except for (i) employment arrangements with its employees, (ii) the Company Certificate of Incorporation, (iii) the Company By-Laws, (iv) applicable Law and (v) the agreements evidencing Existing Options or Company Restricted Stock, neither the Company nor its subsidiaries have any obligation to or claim against any Related Party, and no Related Party has any obligation to or claim against the Company or its subsidiaries. Section 3.21 of the Company Disclosure Schedule describes the nature and extent of any products, services or benefits provided to the Company or any of its subsidiaries by any Related Party without a corresponding charge equal to the fair market value of such products, services or benefits.

            (b) No executive officer or director of the Company or its subsidiaries owns any interest in any property or assets of the Company or its subsidiaries (except as a stockholder of the Company) and, to the knowledge of the Company, no executive officer of the Company or its subsidiaries owns any interest in (i) any current competitor, customer or supplier of the Company or its subsidiaries or (ii) any person that is currently a party to any material contract or agreement with the Company or its subsidiaries, other than holdings of less than 1% of a class of a company's publicly traded securities.

      SECTION 3.22 Insurance. Section 3.22 of the Company Disclosure Schedule lists all insurance policies owned or held by the Company and its subsidiaries on the date hereof. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy and no claim is currently pending under any such policy involving an amount in excess of $20,000.

      SECTION 3.23 Books and Records.

            (a) The books and records of each of the Company and its subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices.

            (b) The minute books of each of the Company and its subsidiaries, which have been previously provided to ECI, contain complete and accurate records of all meetings in all material respects and accurately reflect in all material respects all other corporate action of the stockholders and board of directors of each of the Company and its subsidiaries through the date of this Agreement.

      SECTION 3.24 Accounts Receivable. All accounts receivable of the Company and its subsidiaries, whether reflected in the Unaudited Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, have been reflected properly in their books and records and represent valid obligations to the Company or a subsidiary.

      SECTION 3.25 Customers and Suppliers. Section 3.25 of the Company Disclosure Schedule sets forth (a) the ten largest customers of the Company and its subsidiaries, and (b) the ten largest suppliers of the Company and its subsidiaries, in each case on the basis of cost of goods or services purchased, for the fiscal year ended July 31, 2004 (collectively, the "Customers and Suppliers"). The Company knows of no plan or intention of any of the Customers or Suppliers to terminate, cancel or otherwise adversely modify in any material respect its relationship with the Company or its subsidiaries or to decrease materially or limit any of its products or services to the Company or its subsidiaries or its usage or purchase of any of the services or products of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries offers or uses any current customer incentive programs, whether written or oral and whether or not deemed or considered to be legally enforceable, which involve the payment of rebates or issuance of credits by the Company or any of its subsidiaries or the sharing of marketing expenses by the Company or its subsidiaries.

      SECTION 3.26 Employee Conflicts. To the knowledge of the Company, no employee of the Company or its subsidiaries is in violation of any term of any employment contract, inventions disclosure agreement, confidentiality agreement, non-competition agreement or restrictive covenant to or with a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its subsidiaries or relating to the use of trade secrets or proprietary information of others.

      SECTION 3.27 Certain Business Practices. Neither the Company nor any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      SECTION 3.28 Bank Accounts. Schedule 3.28 of the Company Disclosure Schedule sets forth a complete and correct list of each bank in which the Company or its subsidiaries have an account or safe deposit or lockbox, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

      SECTION 3.29 No Required Disclosure. The Company is not required to disclose the existence of this Agreement, the terms hereof, or the transactions contemplated hereby, to any person (other than to its directors, officers and, to the extent required by applicable Law, any Company Stockholder or any holder of Existing Options).

      SECTION 3.30 Internal Controls. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      SECTION 3.31 Inventory. The Company's and its subsidiaries' inventory as set forth in the Unaudited Balance Sheet has been valued in accordance with GAAP consistently applied and consists of items of quality useable and saleable in the normal course of the Company's business except for items of obsolete materials and materials of below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided in the Unaudited Balance Sheet.

      SECTION 3.32 Ciena Fee. Ciena Corporation is not entitled to any payment by the Company in connection with the transactions contemplated hereby.

                                   ARTICLE IV.
              REPRESENTATIONS AND WARRANTIES OF ECI AND MERGER SUB

      ECI and Merger Sub represent and warrant to the Company as of the date hereof that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by ECI to the Company on the date hereof (the "ECI Disclosure Schedule"). The ECI Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is specifically indicated in such paragraph.

      SECTION 4.01 Organization and Qualification. Each of ECI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it owns, leases or operates and to carry on its business as it is now being conducted.

      SECTION 4.02 Authority Relative to this Agreement. Each of ECI and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by ECI and Merger Sub and the consummation by ECI and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of ECI and Merger Sub, as the case may be, and no other corporate or stockholder proceedings on the part of ECI or Merger Sub are necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party or to consummate the transactions so contemplated. This Agreement has been, and the Ancillary Agreements to which it is a party have been or, if executed after the date hereof, will be, duly and validly executed and delivered by ECI and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements have been or, if executed after the date hereof and prior to the Effective Time, will constitute, legal, valid and binding obligations of ECI and Merger Sub, enforceable against ECI and Merger Sub in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      SECTION 4.03 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by ECI and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by ECI and Merger Sub and the consummation by ECI and Merger Sub of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of ECI or Merger Sub, (ii) conflict with or violate any Law applicable to ECI or Merger Sub or by which any of their respective properties is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair ECI's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of ECI or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ECI or Merger Sub is a party or by which ECI or Merger Sub or any of their respective properties is bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults, impairments or alterations that would not prevent or delay consummation of the Merger, or otherwise prevent or delay ECI or Merger Sub from performing its obligations under this Agreement.

            (b) The execution and delivery of this Agreement and the Ancillary Agreements by ECI and Merger Sub, as applicable, do not, and the performance of this Agreement and the Ancillary Agreements by ECI and Merger Sub, as applicable, and the consummation by ECI and Merger Sub of the transactions contemplated hereby and thereby, as applicable, will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for the filing of the Certificate of Merger as required by Delaware Law, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay ECI or Merger Sub from performing its obligations under this Agreement and (iii) compliance with and filings under the HSR Act.

      SECTION 4.04 Financial Ability. ECI, together with Parent, has sufficient cash available to enable it to pay the Gross Purchase Price at the Closing and to satisfy its other obligations hereunder.

      SECTION 4.05 Brokers. Except for Mercator Capital, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ECI, Parent or Merger Sub.

      SECTION 4.06 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of ECI, threatened against ECI or Merger Sub that question the validity of this Agreement, the Ancillary Agreement or any of the transactions contemplated hereby or thereby.

                                   ARTICLE V.
                                    COVENANTS

      SECTION 5.01 Conduct of Business by the Company. Except as set forth in
Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company covenants and agrees that, unless ECI shall otherwise agree in writing and unless otherwise expressly permitted hereunder, (i) the Company and its subsidiaries shall conduct their businesses, and the Company and its subsidiaries shall not take any action other than, in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use commercially reasonable efforts (x) to preserve the business organization of the Company and its subsidiaries, (y) to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and (z) to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or its subsidiaries has significant business relations. By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Effective Time, the Company shall not and shall cause its subsidiaries not to, directly or indirectly, do or propose to do any of the following without the prior written consent of ECI (which consent shall not be unreasonably withheld or delayed), unless otherwise expressly permitted hereunder:

            (a) amend or otherwise change the Company Certificate of Incorporation or Company By-Laws or any of the Company's subsidiaries' equivalent organizational documents;

            (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible or exchangeable securities, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or its subsidiaries or affiliates except for the issuance of shares of Company Capital Stock pursuant to the exercise of Existing Options or warrants outstanding as of the date hereof;

            (c) sell, lease, license, pledge, dispose of or encumber any assets of the Company or its subsidiaries except (i) in the ordinary course of business and in a manner consistent with past practice and that individually do not have a book value in excess of $10,000 and in the aggregate do not have a book value in excess of $50,000, (ii) dispositions of obsolete or worthless assets) and
(iii) sales of inventory in the ordinary cause of business consistent with past practice;

            (d) except as set forth in Section 5.05 (Existing Options), accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of any Existing Options or Company Restricted Stock or authorize cash payments in exchange for any such Existing Options;

            (e) i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the Company Capital Stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of the Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company Capital Stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

            (f) sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to, any Company Intellectual Property, other than in the ordinary course of business, or amend or modify any existing agreements with respect to any Company Intellectual Property, other than in the ordinary course of business and provided that, in any event, such action does not involve Company Intellectual Property that is material to the business of the Company or its subsidiaries, other than licenses granted by the Company to its customers in connection with the sale of the Company's products in the ordinary course of business;

            (g) ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to any person other than ordinary advances for business expenses; (iii) enter into or amend any contract or agreement other than in the ordinary course of business or that involves payments by the Company or its subsidiaries in excess of $50,000; (iv) authorize or make any capital expenditures or purchase of fixed assets that individually exceed $25,000 or in the aggregate exceed $50,000, (v) terminate any Material Contract or amend any material terms of any Material Contract; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 5.01(g);

            (h) except as required by applicable Law or the terms of an agreement existing on the date hereof and identified in Section 5.01(h) of the Company Disclosure Schedule, increase the compensation, bonus or other benefits payable or to become payable to any of the Company's or its subsidiaries' officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company's or its subsidiaries' officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements or establish, adopt, enter into or, except as required by law, terminate or amend, any Company Plan;

            (i) take any action, other than as required by GAAP, to change accounting policies, principles, methods or practices (including, without limitation, procedures with respect to reserves, revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

            (j) make any material Tax election or settle or compromise any Tax liability, except to the extent the amount of any such settlement or compromise is reflected in the Tax Reserve;

            (k) iii) pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in compliance with agreements existing on the date hereof or in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice, (ii) waive the benefits of any confidentiality, standstill or similar agreements to which the Company or its subsidiaries is a party or (iii) cancel any indebtedness in excess of $10,000, individually or in the aggregate, or waive any claims or rights of substantial value;

            (l) permit any material increase in the number of employees employed by the Company or its subsidiaries on the date hereof;

            (m) terminate or fail to renew any Company Permit that is required for continued operations;

            (n) enter into any collective bargaining agreement or union contract with any labor organization or union;

            (o) accelerate or defer any obligation or payment by or to the Company, other than in the ordinary course of business and in an amount not in excess of $50,000, in each case;

            (p) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in Section 5.01(a) through (o) above, or that would result in any of the conditions to the Merger set forth herein not being satisfied.

            SECTION 5.02 No Solicitation of Transactions. From and after the date hereof until the earlier to occur of the Effective Time and the date of termination of this Agreement pursuant to Article VIII, the Company shall not, directly or indirectly, through any officer, director, agent, stockholder or otherwise, solicit, initiate, or encourage submission of or permit, proposals or offers from any person relating to any acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other person any information with respect to, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall immediately demand the return or destruction of any non-public information concerning the Company distributed to other persons for the purpose of soliciting or encouraging any of the foregoing. The Company shall immediately (a) notify ECI if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and (b) disclose to ECI the terms and conditions of such proposal or offer and the identity of the offeror or potential offeror.

      SECTION 5.03 Access to Information; Confidentiality.

            (a) Upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of ECI reasonable access during normal business hours, during the period from the date of this Agreement and until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to ECI all information concerning its business, properties and personnel as ECI may reasonably request, and shall make available to ECI the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as ECI may reasonably request. Notwithstanding the foregoing, no such review, inquiry or investigation shall affect any representations or warranties of the Company contained herein or in any Ancillary Agreement or the conditions to the obligations of ECI and Merger Sub.

            (b) The parties acknowledge that ECI and the Company have previously executed a letter agreement dated December 5, 2004 (the "Confidentiality Agreement"), the confidentiality provisions of which will continue in full force and effect in accordance with the terms of such agreement.

      SECTION 5.04 Consents, Approvals; Taking of Necessary Action.

            (a) Subject to the terms hereof, each of the Company and ECI shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or ECI or any of their respective subsidiaries, and make any notifications required to be made, in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Merger and transactions contemplated hereby and thereby, including the Company Required Consents (it being understood and agreed that the Company shall not be obligated to make any payments to obtain any consents), (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable Law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and ECI shall cooperate with each other in connection with the making of all such filings. Each of the Company and ECI shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

            (b) As soon as reasonably practicable, the Company and ECI shall each file with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated hereby as required by the HSR Act, as well as any additional pre-merger notification forms required by control laws and regulations of any other applicable jurisdiction, as reasonably agreed by the parties to be required. The Company and ECI shall each promptly: (i) supply the other with any information that may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither the Company nor ECI shall be required to agree to any divestiture by itself of any of its subsidiaries or affiliates of shares of capital stock or of any material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

            (c) The Stockholder Representative agrees that he shall, immediately prior to the Effective Time, execute and deliver the Escrow Agreements.

      SECTION 5.05 Existing Options. In accordance with the terms of the Company Option Plans, each of the Existing Options that is not exercised prior to the Effective Time shall be canceled.

      SECTION 5.06 Notification of Certain Matters.

            (a) The Company shall give prompt notice to ECI of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to ECI or Merger Sub.

            (b) ECI shall give prompt notice to the Company of (i) the occurrence, or non- occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of ECI contained in this Agreement to be untrue or inaccurate and (ii) any failure of ECI or Merger Sub materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

      SECTION 5.07 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to ECI and the Company. Thereafter, so long as this Agreement is in effect, ECI and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that ECI may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law.

      SECTION 5.08 Management Agreements. On the date hereof and simultaneously with the execution of this Agreement, the Company and ECI shall enter into a Management Agreement with each employee specified on Schedule 5.08 hereto, each such Management Agreement to become effective immediately upon the Effective Time.

      SECTION 5.09 Litigation. Until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, (a) the Company shall promptly advise ECI if any claim, suit, governmental proceeding, or litigation is commenced against the Company or, to the knowledge of the Company, is threatened against the Company, and (b) ECI shall promptly advise the Company if any claim, suit, governmental proceeding, or litigation is commenced against ECI or Merger Sub or, to the knowledge of ECI, is threatened against ECI or Merger Sub that questions the validity of this Agreement, the Ancillary Agreements or the transactions contemplated hereby.

      SECTION 5.10 Certain Tax Covenants.

            (a) Preparation and Filing of Returns.

                  (i) The Company shall be responsible for the preparation and timely filing of all Tax Returns of or which include the Company and its subsidiaries for Pre-Closing Tax Periods that are due before the Closing Date. The Company shall cause the amount shown as due on such Tax Returns to be timely paid.

                  (ii) At least ten (10) days prior to the due date of any income or franchise Tax Return referred to in Section 5.10(a)(i), the Company shall cause such Tax Return to be delivered to ECI for its review, and such Tax Return shall not be filed without ECI's written consent, which shall not be unreasonably withheld or delayed.

                  (iii) ECI shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and/or its subsidiaries that include Pre-Closing Tax Periods and are due after the Closing Date. At least fifteen (15) business days prior to the due date (reflecting any extension of such due date) of any such Tax Return, ECI shall cause such Tax Return to be delivered to the Stockholder Representative for its review, comment and approval, which shall not be unreasonably withheld and which shall be deemed given if such Tax Return is materially accurate and is prepared on a basis consistent with past practices or current law or if the Stockholder Representative has not responded to ECI by the date that is five (5) days prior to such due date of the Tax Return. At least three (3) days prior to the due date of each such Tax Return, the Company Stockholders, in accordance with their Pro Rata Interests, shall pay to ECI an amount equal to the Taxes due and attributable to the Pre-Closing Tax Period included in such Tax Return (as determined under Section 5.10(b) in the case of a Tax Return for an Overlap Period), which amount shall be taken by ECI from the Escrow Indemnity Account, but only to the extent that the amount due from the Company Stockholders exceeds the Tax Reserve reduced by any prior offsets pursuant to Section 5.10 or Section 7.03(a)(i).

                  (iv) If a Tax Return referred to in the first sentence of
Section 5.10(a)(iii) is to be filed pursuant to a valid extension, the Company Stockholders in accordance with their Pro Rata interests, shall pay to ECI, at least two (2) days prior to the due date of the Tax Return without regard to such extension, an amount equal to the Taxes due from the Company and/or its subsidiaries and attributable to the applicable Pre-Closing Tax Period, which amount shall be taken by ECI from the Escrow Indemnity Account, but only to the extent that the amount due from Company Stockholders exceeds the Tax Reserve reduced by any prior offsets pursuant to Section 5.10 or Section 7.03(a). If ECI determines that such Tax due on the due date without regard to extensions exceeds the Tax Reserve reduced by any prior offsets pursuant to Section 5.10 or
Section 7.03(a), ECI shall deliver to the Stockholder Representative, at least fifteen (15) business days before such due date, a schedule supporting the calculation of such Taxes for its review, comment and approval, which shall not be unreasonably withheld and shall be deemed given if such schedule is materially accurate and is prepared on a basis consistent with past practices or current law involving the calculation of Taxes or if the Stockholder Representative has not responded to ECI by the date that is five (5) days prior to the due date of the payment of such Taxes. ECI shall cause the Taxes due on the due date, without regard to extensions, to be timely paid. Appropriate adjustments shall be made between the parties as necessary if, at the time the Tax Return is actually filed, the Taxes due and attributable to the Pre-Closing Tax Period are more or less than the amount, if any, previously paid by ECI.

            (b) Allocation of Tax Liability.

                  (i) In the case of a Tax Return with respect to the Company or a subsidiary for an Overlap Period based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Pre-Closing Tax Period or Post-Closing Tax Period included in the Overlap Period shall be determined by closing the books of the Company or the applicable subsidiary as of the close of the Closing Date and by treating each of such Pre-Closing Tax Period and Post-Closing Tax Period as a separate taxable year, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis; provided, however, that such per diem allocation shall not apply to property placed in service or purchased or capitalized costs incurred after the Closing Date.

            (ii) If the liability for Taxes for an Overlap Period is determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to any Pre-Closing Tax Period included in the Overlap Period shall be equal to the amount of such Taxes for the Overlap Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Overlap Period and the denominator of which is the total number of days (not to exceed 365) in the Overlap Period, and the amount of such Taxes attributable to any Post-Closing Tax Period included in an Overlap Period shall be the excess of the amount of the Taxes for the Overlap Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in such Overlap Period.

            (iii) For clarification purposes, any subpart F income, within the meaning of Section 952 of the Code, of any subsidiary that is realized in an Overlap Period on or prior to the Closing Date shall be attributable to the Pre-Closing Tax Period and any such subpart F income of any subsidiary that is realized in an Overlap Period following the Closing Date shall be attributable to the Post-Closing Tax Period.

      (c) Consistency. The Company shall cause no accounting method to be adopted and no position to be taken by, or with respect to, the Company or any subsidiary in any Tax Return for any Pre-Closing Tax Period that has not yet been filed and that the Company has the responsibility to prepare or to cause to be prepared pursuant to Section 5.10(a)(i), or in a Tax Proceeding, that is inconsistent with any accounting method or position adopted or taken in a Tax Return that has previously been filed, unless ECI shall provide its written consent or unless otherwise required by law.

      (d) Tax Elections; Amended Returns and Refund Claims. The Company shall cause no Tax election to be made by, or with respect to, the Company or any subsidiary and shall cause no amended Tax Return or refund claim to be filed by, or with respect to, the Company or any subsidiary on or after the date of this Agreement, unless ECI shall provide its written consent.

      (e) Cooperation and Exchange of Information. As soon as practicable after the Closing Date, but not later than thirty (30) days thereafter, the Company will cause to be delivered to ECI all of the original books and records (including, without limitation, work papers) and Tax Returns of the Company and its subsidiaries relating to Taxes which are in the possession of the Company, its subsidiaries their affiliates or their accountants or other advisors. The Company and ECI agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and such other cooperation and assistance as is reasonably necessary to complete and file any Tax Return, respond to audits, make any determination under this Agreement (including, but not limited to, the determination of the responsibility for the payment of Taxes under this Agreement), verify issues and negotiate settlements with Tax Authorities, or defend or prosecute any claims.

      (f) Tax Proceedings.

            (i) If, subsequent to the Closing Date, ECI shall receive notice of a Tax Proceeding with respect to the Company or a subsidiary for which the Company Stockholders could have an indemnification obligation under Section 7.03, ECI shall promptly notify the Stockholder Representative in writing of such Tax Proceeding, provided that the failure of ECI to give such notice shall not relieve the Company Stockholders of their indemnification obligations under
Section 7.03, except to the extent that such failure materially prejudices the rights of the Company Stockholders. A majority in interest of the Company Stockholders (based on the amount of proceeds delivered pursuant to this Agreement as Net Aggregate Merger Consideration) shall have the right, by notifying ECI in writing within fifteen (15) business days of the receipt from ECI of the notice specified in the prior sentence (or within such shorter period of time as may be required by such notice), to cause the Stockholder Representative to assume control of the conduct and resolution of the issues in such Tax Proceeding for which they could have an indemnification obligation under Section 7.03, provided that the Company Stockholders shall have acknowledged in writing to ECI that they have such indemnification obligation. ECI and its representatives shall be entitled to attend the portion of such Tax Proceeding controlled by the Stockholder Representative, the Stockholder Representative shall keep ECI informed on a timely basis of all developments, including without limitation, furnishing ECI with a copy of all written submissions to the Tax Authority or court, and the Tax Authority or court shall be notified to send ECI copies of all notices and correspondence sent by the Tax Authority or court.

            (ii) If the resolution of the issues referred to in this Section 5.10(f) could have the effect of increasing the Tax Liabilities of, or attributable to, the Company or its subsidiaries in a Post-Closing Tax Period and the Company Stockholders have not agreed to indemnify ECI and its affiliates fully for such increase, the Stockholder Representative shall afford ECI the opportunity to control jointly the conduct and resolution of the portion of such Tax Proceeding that could have the effect of increasing the Tax Liabilities of, or attributable to, the Company in a Post-Closing Tax Period. If ECI shall decline in writing to participate in the control of the conduct of such Tax Proceeding, the Stockholder Representative shall have the right to control the conduct of such Tax Proceeding, provided that the Stockholder Representative shall not resolve such Tax Proceeding without ECI's written consent, which shall not be unreasonably withheld.

            (iii) If the Company Stockholders shall elect in writing not to control or participate in the control of the conduct of a Tax Proceeding described in Section 5.10(f)(i), ECI shall have the right to control the conduct of such Tax Proceeding, provided that ECI shall not resolve such Tax Proceeding without the Stockholder Representative's written consent, which shall not be unreasonably withheld.

            (iv) Any Tax Proceeding which is currently being conducted or is conducted at the Closing Date shall be subject to the procedures and principles set forth in the above provisions of this Section 5.10(f).

            (v) The provisions of this Section 5.10(f) take precedence over any conflicting provisions in Section 7.05.

      (g) Stockholder Representative. The person designated and appointed as the "Stockholder Representative" shall act as the Company Stockholders' agent and attorney-in-fact, with full power to act on behalf of and to bind the Company Stockholders in connection with the review of Tax Returns (pursuant to Section 5.10(a)).

      SECTION 5.11 Update Schedule. The Company shall provide to ECI, three (3) business days prior to the scheduled Effective Time, a schedule (the "Update Schedule") listing all holders of Company Capital Stock as of such date, as well as the number, class and series of shares of Company Capital Stock held by each such holder. In the event that any of the information contained in the Update Schedule shall not be true and correct as of immediately prior to the Effective Time, the Company shall provide to ECI, prior to the Effective Time, a revised Update Schedule setting forth in reasonable detail all relevant changes thereto.

      SECTION 5.12 [Reserved].

      SECTION 5.13 Necessary Actions; Notice. Each of the parties hereto covenants and agrees that, at or before the Effective Time, it shall take steps so that all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters are reasonably satisfactory to each of the parties' counsel and shall furnish such counsel with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested. Without limiting the foregoing, as soon as practicable after the date hereof, the Company shall, in accordance with Section 228 of the Delaware Law, provide notice of the Written Consent of Stockholders to the Company Stockholders who did not execute such consent.

      SECTION 5.14 Existing Option Certificate. The Company shall provide to ECI, substantially simultaneously with the Effective Time, a certificate executed by a senior executive of the Company certifying that all of the Existing Options have been canceled.

      SECTION 5.15 Directors' and Officers' Insurance.

            (a) From and after the Effective Time, ECI will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification and exemption agreements in effect immediately prior to the Effective Time between the Company and its current and former directors and officers (the "Indemnified Parties") and any indemnification and exculpation provisions under the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those contained in the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof for a period of six (6) years from the Effective Time.

            (b) For a period of six (6) years after the Effective Time, ECI will cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company. ECI may substitute therefor policies of substantially similar coverage containing terms and conditions that are not less advantageous in all material respects to the Indemnified Parties; provided, however, that in no event will ECI or the Surviving Corporation be required to expend an amount per year in excess of 150% of current annual premiums paid by the Company for such coverage.

            (c) The provisions of this Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement at the Effective Time and continue for the periods specified in this Section 5.15 and are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger, or transfers all or substantially all of its assets to any person in a single transaction or series of related transactions, then, and in each such case, ECI shall make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation shall assume the indemnification obligations set forth in this Section 5.15 for the benefit of the Indemnified Parties.

                                   ARTICLE VI.
                            CONDITIONS TO THE MERGER

      SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) No judgment, order, injunction, decree or ruling issued by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and then be in effect (provided that the parties hereto shall use their commercial reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any Law enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or would subject ECI to any penalty or liability as a result of the consummation at the Merger, nor shall any litigation by any Governmental Entity or any other person have been commenced or, to the knowledge of the Company, threatened that seeks to restrain, enjoin or otherwise prohibit the Merger and/or other transactions contemplated hereby; except for threatened litigation that (a) does not have a reasonable likelihood of success or (b) if successful, would be immaterial.

            (b) HSR. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      SECTION 6.02 Additional Conditions to Obligations of ECI and Merger Sub. The obligations of ECI and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by ECI in writing:

            (a) The representations and warranties of the Company contained in this Agreement and any Ancillary Agreement to which it is a party shall be true and correct in all material respects or, if subject to materiality, shall be true and correct in all respects, as of the date hereof and on and as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for such failures to be true and correct that in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. ECI shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

            (b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and by each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time, and ECI shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

            (c) There shall not have been any action taken, or any Law enacted, promulgated, issued or deemed applicable to the Merger, by any Governmental Entity or any other person, which would (i) prohibit the Surviving Corporation's ownership or operation of all or a material portion of the Company's business or assets, or compel the Surviving Corporation or ECI to dispose of or hold separate all or a material portion of the Company's or ECI's business or assets, as a result of the Merger; (ii) render ECI unable to consummate the Merger;
(iii) impose or confirm material limitations on the ability of ECI effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation;

            (d) All directors of the Company and its subsidiaries whom ECI has requested in writing not less than five days prior to the scheduled Closing Date to resign shall have resigned or otherwise been removed from office;

            (e) Company Stockholders holding not more than 10% of the Company Common Stock on an as-converted basis shall have properly demanded or preserved appraisal rights under Section 262 of the Delaware General Corporation Law;

            (f) Company Required Consents listed on Schedule 6.02 (and, in any event, all consents, approvals or clearances from Governmental Entities) shall have been obtained or made in a form and manner reasonably acceptable to ECI;

            (g) There shall have not occurred any Company Material Adverse Effect; provided, that the matters set forth on Schedule 3.08 shall not be deemed to constitute a Company Material Adverse Effect for purposes of this
Section 6.02(g);

            (h) The Stockholder Representative shall have executed and delivered the Initial Escrow Agreement in the form attached hereto as Exhibit C and the IP Escrow Agreement in the form attached hereto as Exhibit D;

            (i) ECI shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company, which shall certify that the allocation of the Net Aggregate Merger Consideration among the Company Stockholders set forth thereon is accurate and shall constitute the Net Merger Consideration Per Share issuable to the Company Stockholders in exchange for Company Capital Stock, pursuant to this Agreement. The information and the calculations set forth in such certificate shall be binding on the Company Stockholders and ECI and the Paying Agent shall have the right to rely on such information and calculations;

            (j) [Reserved];

            (k) Pay-off letters evidencing either receipt in full of the Transaction Expenses or indicating the amount required to be paid in order to satisfy in full the Transaction Expenses shall have been executed and delivered by each party receiving any portion of the Transaction Expenses (other than the Stockholder Representative) to the Company;

            (l) ECI shall have received a certificate, in the form and manner that complies with all of the requirements of Treasury Regulation Section 1.1445-2(c)(3) that its capital stock is not a U.S. real property interest;

            (m) a certificate of the Secretary of the Company dated as of the Closing Date in form and substance reasonably satisfactory to ECI attesting to the incumbency of the officers of the Company executing the Agreement or any Ancillary Agreements to which the Company is a party and certifying as to the following: (i) a true and correct copy of the Certificate of Incorporation of the Company in effect as of the Closing, certified by the Secretary of State of the State of Delaware, (ii) a true and correct copy of the Bylaws of the Company in effect as of the Closing, (iii) a true and correct copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby, including the termination or cancellation of Existing Options, and (iv) a true and correct copy of the notice to Company Stockholders described in
Section 5.13 above; and

            (n) a certificate of good standing of the Company and each of its subsidiaries from their respective jurisdictions of incorporation dated no more than five (5) business days prior to the Closing Date (or, with respect to foreign jurisdictions, the most recent practicable date).

      SECTION 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by the Company:

            (a) The representations and warranties of ECI Merger Sub contained in this Agreement and any Ancillary Agreements to which it is a party shall be true and correct in all material respects or, if subject to materiality, shall be true and correct in all respects, as of the date hereof and on and as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for such failures to be true and correct which in the aggregate would not prevent or materially delay ECI or Merger Sub from consummating the Merger. The Company shall have received a certificate signed on behalf of ECI by an executive officer of ECI to such effect; and

            (b) Each of ECI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and any Ancillary Agreements to which it is a party to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of ECI and Merger Sub by an executive officer of ECI and Merger Sub, as the case may be, to such effect.

                                  ARTICLE VII.
                                 INDEMNIFICATION

      SECTION 7.01 General Indemnification of ECI. Subject to Section 7.06, ECI, Merger Sub, the Surviving Corporation and their respective officers, directors, stockholders, partners, employees, agents and affiliates and their heirs, successors and assigns (collectively, the "ECI Indemnitees") shall be indemnified, defended and held harmless by (x) the Company, prior to the Closing (but only with respect to Losses based upon, arising out of or otherwise in respect of Third Party Claims, except for claims by shareholders of ECI made against ECI based upon, arising out of or otherwise in respect of this Agreement or the transactions contemplated hereby), and (y) the Company Stockholders, after the Closing, from and against any and all liabilities, obligations, losses, assessments, damages, deficiencies, demands, claims, actions, causes of action, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses and any reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of any kind, manner or nature whatsoever, whether arising out of third-party claims or claims by one or more parties hereto against any other party(ies) hereto (collectively, "Losses"), if, as and when incurred by the ECI Indemnitees, based upon, arising out of or otherwise in respect of:

            (a) any misrepresentation or breach of warranty by the Company or any Company Stockholder contained herein or any claim by a third party which would constitute such a misrepresentation or breach;

            (b) any breach of or failure to perform any covenant or agreement by the Company or any Company Stockholder or the Stockholder Representative contained herein or in any Ancillary Agreement or any claim by a third party which would constitute such a breach or failure;

            (c) any claim arising out of any dispute among any Company Stockholders, or between any Company Stockholder(s) and the Stockholder Representative, or any claims by Company Stockholders regarding the allocation of consideration in the Merger to them; provided, that this subsection (c) shall not include any claim regarding the payment by ECI of the Transaction Escrow Payment or any claim made against ECI with respect to appraisal rights under
Section 262 of the Delaware General Corporation Law;

            (d) any Shortfall exceeding the Working Capital Holdback Amount;

            (e) any Transaction Expenses; or

            (f) any Third-Party Claim that the Intellectual Property of the Company, including without limitation any product or technology of the Company, or the use thereof, infringes, misappropriates or otherwise violates the intellectual property rights or other rights of any third party, including without limitation any patent, trademark, trade secret, copyright or other intellectual property right, regardless of whether such claim constitutes a breach of a representation or warranty of this Agreement, made prior to the two-year anniversary of the Closing Date; provided, however, that the documents listed in Section 3.17(e) of the Company Disclosure Schedule shall not be considered Third-Party Claims solely in and of themselves, although the parties explicitly agree that Third Party Claims arising out of, related to or otherwise in respect of the substance of the matters set forth therein shall be fully indemnifiable, notwithstanding the disclosures on Section 3.17(e) of the Company Disclosure Schedule; and provided, further, that ECI Indemnitees shall not be entitled to indemnification for any Third-Party Claim to the extent such claim solely results from (i) the combination, operation or use of the Company's Intellectual Property with the Intellectual Property of any third party (including ECI and its Affiliates) after the Closing Date (ii) any modification to, or change in the use of, the Company's Intellectual Property after the Closing Date under circumstances in which if the Company's Intellectual Property had not been so modified, or the use thereof had not been so changed, it would not have been the subject of a Third Party Claim, and (iii) any use of the Company's Intellectual Property after the Closing Date in contravention of an agreement between the Company and a third party, to the extent such misuse is the basis for a Third Party Claim.

      SECTION 7.02 ECI Indemnification Obligation. Subject to Section 7.06, the Company (prior to the Closing (but only with respect to Third Party Claims)) and the Company Stockholders (following the Closing) and their respective officers, directors, employees, stockholders, partners, affiliates and agents and their heirs, successors and assigns (collectively, the "Company Stockholder Indemnitees") shall be indemnified, defended and held harmless by ECI and Merger Sub, joint and severally, from and against any and all Losses, if, as and when incurred by the Company Stockholder Indemnitees based upon, arising out of or otherwise in respect of:

            (a) any misrepresentation or breach of warranty by ECI contained herein, or any claim by a third party which would constitute such a misrepresentation or breach; or

            (b) any breach of or failure to perform any covenant or agreement by ECI contained herein or in any Ancillary Agreement, or any claim by a third party which would constitute such a breach or failure.

      SECTION 7.03 Tax Indemnity.

            (a) Company Stockholders' Tax Indemnification Obligation. Subject to
Section 7.06, the Company Stockholders shall severally and not jointly indemnify and hold harmless the ECI Indemnitees from and against, for, and in respect of:
(i) all Tax Liabilities of, or attributable to, the Company or its subsidiaries with respect to Pre-Closing Tax Periods in excess of the current Taxes (excluding any provision for deferred Taxes) reflected as a liability on the Unaudited Balance Sheet reduced by any prior offsets pursuant to Section 5.10 or this Section 7.03(a)(i), except to the extent otherwise provided in Section 7.03(b); (ii) all Tax Liabilities of, or attributable to, the Company or its subsidiaries resulting from the failure by the Company to perform, or the breach by the Company, any covenant made by the Company in Section 5.10; (iii) all Tax Liabilities imposed on the Company or its subsidiary pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision under foreign, state or local law) by reason of any Company having been a member of any Company Group on or prior to the Closing Date; and (iv) any stamp or transfer taxes, real property taxes or recording fees assessed in connection with the Merger, including, without limitation, any stock transfer taxes and real property gains or transfer taxes. Without limiting the foregoing, the amount of Tax Liabilities of, or attributable to, the Company and its subsidiaries with respect to Pre-Closing Tax Periods indemnified hereunder shall be determined without regard to any deductions, losses or credits from Post-Closing Tax Periods and such Tax Liabilities shall include all interest, penalties and additions to tax, whether accruing for periods before, on or after the Closing Date.

            (b) ECI Tax Indemnification Obligation. Subject to Section 7.06, ECI shall indemnify and hold harmless the Company Stockholder Indemnitees from and against, for, and in respect of: (i) all Tax Liabilities of, or attributable to, the Company or its subsidiaries with respect to Post-Closing Tax Periods, and
(ii) all Tax Liabilities of, or attributable to, the Company or any of its' subsidiaries resulting from the failure by ECI to perform any covenant made by ECI in Section 5.10.

            (c) Timing of Tax Indemnification. An indemnifying party shall be required to make an indemnification payment to an indemnified party with respect to Tax Liabilities at such time that the indemnified party has paid, directly or indirectly (for example, by offsetting a refund to which the indemnified party is otherwise entitled), such Tax Liabilities. The indemnified party shall give written notice to the indemnifying party that such Tax Liabilities have been paid, and the indemnifying party shall make the indemnification payment within ten (10) days of receipt of such notice. If the amount of Tax Liabilities is subsequently changed, the amount of such indemnification shall be likewise adjusted. This paragraph shall not affect the timing of the Company Stockholders' obligation to make payments pursuant to Section 5.10.

      SECTION 7.04 [Reserved]

      SECTION 7.05 Procedure.

            (a) For the purposes of this Section 7.05, the term "Indemnitee" shall refer to the ECI Indemnitee or the Company Stockholder Indemnitee, as applicable, indemnified or entitled, or claiming to be entitled, to be indemnified pursuant to the provisions of Sections 7.01, 7.02 or 7.03 and the term "Indemnitors" shall refer to the Company, Company Stockholders, ECI or Merger Sub, as applicable. All actions to be taken by or on behalf of the Company Stockholders shall be taken by the Stockholder Representative, and all notices by the Company Stockholders or the Company Stockholder Indemnitees shall be given to or by the Stockholder Representative.

            (b) Subject to subsection (vi) below, the Indemnitee shall promptly give the Indemnitor notice of any matter which the Indemnitee reasonably believes has given rise to a right of indemnification under this Agreement (a "Claim"), stating the amount of the Losses or Tax Liability, as applicable, (whether actual or reasonably estimated), the method of computation thereof and the basis for the Claim and shall specify the provision or provisions of this Agreement under which the Claim is asserted, in each case with reasonable particularity. Failure to give timely notice of a matter that may give rise to a Claim shall not affect the rights of the Indemnitee to collect such Claim from the Indemnitors except to the extent that it materially and adversely prejudices the Indemnitor's ability to defend such Claim and except to the extent the notice is not given during the time period for which indemnification claims may be asserted under this Agreement. The obligations and liabilities of the Indemnitors under this Article VII with respect to Losses arising from Claims of any third party against the Indemnitee that are subject to the indemnification provided for in this Article VII ("Third-Party Claims") shall be governed by the following additional terms and conditions:

                  (i) if the Indemnitee shall receive notice of any Third-Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third-Party Claim, and shall permit the Indemnitor, at its option, to assume the defense and/or management of such Third-Party Claim at the Indemnitor's expense and through counsel of its choice if the Indemnitor gives prompt notice of its intention to do so to the Indemnitee (the "Election Notice") and does so promptly thereafter;

                  (ii) if the Indemnitor exercises its right to undertake the defense and/or management of any such Third-Party Claim, the Indemnitee shall cooperate with the Indemnitor in such defense and/or management and make available to the Indemnitor (if the Indemnitors are the Company Stockholders, the Stockholder Representative) all witnesses, pertinent records, materials and information in the Indemnitee's possession or under its control relating thereto as is reasonably required by the Indemnitor;

                  (iii) if the Indemnitor does not exercise its right to assume the defense and/or management of any Third-Party Claim as provided above, or the Indemnitor does exercise such right but does not diligently pursue the defense of the Third Party Claim, the Indemnitee may, directly or indirectly, conduct the defense and/or management of any such Third-Party Claim in any manner it reasonably may deem appropriate and at the expense of Indemnitors, for which the Indemnitee (x) if it is an ECI Indemnitee, may seek reimbursement from the Escrow Indemnity Account, and (y) if it is a Company Stockholder Indemnitee, may seek reimbursement from the Indemnitor, and the Indemnitor shall cooperate with the Indemnitee in such defense and/or management and make available to the Indemnitee all witnesses, pertinent records, materials and information in the Indemnitor's possession or under its control relating thereto as is reasonably required by the Indemnitee;

                  (iv) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed), unless (x) the judgment or proposed settlement does not impose an injunction or other equitable relief upon the Indemnitee and (y) the judgment or proposed settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Third-Party Claim;

                  (v) if the Indemnitee conducts the defense and/or management of a Third-Party Claim, as provided above, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitor, which will not be unreasonably withheld;

                  (vi) with respect to Losses based on, arising out of or otherwise in respect of (x) subsection 7.01(f) above, or (y) any Third Party Claim arising out, related to or otherwise in respect of any breach of or misrepresentation made by the Company in Section 3.17 above or any Third Party Claim which would constitute such a breach, ECI Indemnitees shall assume the defense of the Third Party Claim(s) and be entitled to reimbursement in accordance with subsection (iii) above. ECI Indemnitees will not consent to the entry of any judgment or enter into any settlement with respect to such a Third-Party Claim without the prior written consent of the Indemnitor, which will not be unreasonably withheld, conditioned or delayed; provided, that with respect to Losses to be paid solely from the IP Escrow Amount (in connection with which ECI shares Losses as provided in Section 7.06(a)(v) below) there shall be a presumption that the withholding of a consent would be unreasonable.

            (c) Characterizations of Indemnification Payment.

                  (i) The Company Stockholders and ECI agree that they shall treat, and they shall cause their respective Affiliates to treat, any and all indemnification payments made hereunder as an adjustment to the purchase price of the Company Capital Stock.

                  (ii) No provision in this Agreement shall be interpreted to allow an indemnified party to be indemnified more than once for the same Tax Liabilities.

      SECTION 7.06 Certain Limits on Indemnification.

            (a) Indemnification Caps and Other Limitations.

                  (i) The ECI Indemnitees shall, in full and complete satisfaction of any claims for indemnification arising under Section 7.01 or
Section 7.03 above, be entitled to receive from the Escrow Indemnity Account (and delivered by the Escrow Agent) such amount as is equal to the value of the Losses as to which the ECI Indemnitees are entitled to indemnification, as determined pursuant to the terms of this Agreement and the Escrow Agreement; provided, that ECI Indemnitees shall not be entitled to receive indemnification under subsections 7.01(a), 7.01(b) or 7.01(f) unless and until the sum of the aggregate amount of Losses under such subsections exceeds Two Hundred Thousand Dollars ($200,000), after which ECI Indemnitees shall be entitled to indemnification of all Losses incurred under such subsections. The sole recourse and exclusive post-Closing remedy that the ECI Indemnitees shall have to satisfy any claims for Losses or Tax Liabilities arising pursuant to this Agreement shall be the Escrow Indemnity Account, other than in connection with any claim for fraud.

                  (ii) The sole recourse and exclusive post-Closing remedy that the Company Stockholder Indemnitees shall have to satisfy any claims for Losses arising pursuant to this Agreement is as provided in this Article VII, other than in connection with any claim for fraud.

                  (iii) In no event whatsoever shall the liability of ECI and Merger Sub with respect to Losses or Tax Liabilities under Section 7.02 or
Section 7.03 exceed ten percent (10%) of the Gross Purchase Price.

                  (iv) The IP Escrow Amount shall be available to indemnify ECI Indemnitees solely for the following Losses and for no other Losses:

                        (i) during the period from the Closing through the first anniversary of the Closing Date, for Losses based upon, arising out of or otherwise in respect of (x) any Third Party Claim arising out of a breach of or misrepresentation made by the Company in Section 3.17 or any Third Party Claim which could constitute such a breach or (y) subsection 7.01(f) above, in each case only to the extent such Losses exceed the Initial Escrow Amount; and

                        (ii) during the period from the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, for Losses based upon, arising out of or otherwise in respect of
                              (x) any Third Party claim arising out of a breach of or misrepresentation made by the Company in
                              Section 3.17 or any Third Party Claim which could constitute such a breach or (y) subsection 7.01(f) above.

                  (v) With respect to indemnification for Losses relating to claims paid out of the IP Escrow Amount, ECI Indemnitees shall be entitled to receive indemnification for an aggregate of seventy five percent (75%) of such Losses, the other twenty five percent (25%) of such Losses to be borne by ECI. Each of the indemnifiable portion of such Loss and the portion borne by ECI shall be paid upon the same terms and conditions.

            (b) For purposes of this Article VII, the amount of any Losses shall be determined net of any insurance proceeds actually received by the applicable Indemnitees in connection with the matter out of which such Losses shall arise.

            (c) Subject to the proviso of this Section 7.06(c), no claim under this Article VII shall be made after the expiration of the survival periods referred to in Section 9.01 hereof, provided, however, that (x) if written notice of a claim is made in good faith prior to the expiration of the survival period (such notice setting forth in reasonable detail the basis for such claim), then the relevant representation, warranty or covenant shall survive as to such claim only until the claim has been fully and finally resolved and (y) claims may be made by ECI Indemnitees under subsection 7.01(f) and with respect to any Third Party Claim arising out of, related to or otherwise in respect of a breach of or misrepresentation made by the Company in Section 3.17 or any Third Party Claim which would constitute such a breach until the second anniversary of the Closing Date.

                                  ARTICLE VIII.
                                   TERMINATION

      SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with respect to Section 8.01(b) through (g), by written notice by the terminating party to the other party):

            (a) by mutual written consent of the Company and ECI; or

            (b) by either ECI or the Company if the Merger shall not have been consummated on or prior to July 31, 2005 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

            (c) by either ECI or the Company if a Governmental Entity shall have
(i) issued a non-appealable final judgment, order, injunction, decree or ruling or taken any other action or (ii) enacted, enforced or deemed applicable to the Merger a Law in final form, in each case having the effect of permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger; or

            (d) by ECI, upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that any of the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied (a "Company Terminating Breach"), provided that, if such Company Terminating Breach is reasonably curable prior to the expiration of thirty (30) days from notice to the Company of its occurrence through the exercise of the Company's commercially reasonable efforts, and for so long as the Company continues to exercise such commercially reasonable efforts, ECI may not terminate this Agreement under this Section 8.01(d) until the expiration of such period without such Company Terminating Breach having been cured (but in no event shall the preceding proviso be deemed to extend the date set forth in
Section 8.01(b)); or

            (e) by the Company, upon a breach of any representation, warranty, covenant or agreement of ECI or Merger Sub set forth in this Agreement such that any of the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied (an "ECI Terminating Breach"), provided that, if such ECI Terminating Breach is curable prior to the expiration of thirty (30) days from notice to ECI of its occurrence through the exercise of ECI's commercially reasonable efforts, and for so long as ECI continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) until the expiration of such period without such ECI Terminating Breach having been cured (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 8.01(b)).

      SECTION 8.02 Effect of Termination.

            (a) If this Agreement is terminated pursuant to Section 8.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8.02(b) will survive; provided, however, that if this Agreement is terminated by a party because of the breach (other than a breach of representation or warranty or a non-willful breach of the covenant of the Company contained in Section 5.01(ii); provided, that the foregoing exception shall not apply to a breach by the Company of any of the specific covenants contained in paragraphs (a) - (p) of Section 5.01)) of this Agreement by the other party, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations (other than a breach of representations and warranties or a non-willful breach of the covenant of the Company contained in 5.01(ii); provided, that the foregoing exception shall not apply to a breach by the Company of any of the specific covenants contained in paragraphs (a) - (p) of Section 5.01)) under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

            (b) Notwithstanding the occurrence of any termination pursuant to
Section 8.01 hereof, no such termination shall have any effect upon the Confidentiality Agreement, which shall remain in full force and effect following any such termination.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

      SECTION 9.01 Survival of Representations and Warranties. The representations and warranties made by the Company in this Agreement, any Ancillary Agreement or in the certificates delivered pursuant to Sections 6.02(a) and (b) hereof shall survive the Effective Time until the first anniversary of the Closing Date, except for the representations and warranties made by the Company in Section 3.17 of this Agreement, which shall survive the Effective Time until the second anniversary of the Closing Date (but, during the period from the first to the second anniversary of the Closing Date, only with respect to Third Party Claims which arise out of such representations and warranties), in each case notwithstanding any investigation made by or on behalf of any party. The representations and warranties made by ECI in this Agreement or in the certificates delivered pursuant to Sections 6.03(a) and (b) hereof shall survive the Effective Time until the first anniversary of the Closing Date.

      SECTION 9.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received if delivered personally, on the day after sending if sent by nationally recognized overnight courier or the third day after mailing if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address, which shall be effective upon receipt), or on the date of sending if sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

            (a) If to ECI or Merger Sub:

                ECI Telecom Inc.
                c/o ECI Telecom Ltd.
                30 Hasivim Street
                Petach Tikva 49133
                Israel
                Attn:  Martin Ossad, Esq.
                Facsimile:  011-972-3926-8282

            With a copy to:

                Kramer Levin Naftalis & Frankel LLP
                1177 Avenue of the Americas
                New York, New York 10036
                Attn:  Ernest S. Wechsler, Esq.
                Facsimile:  212-715-8000

            If to the Company:

                Laurel Networks, Inc.
                Omega Corporate Center
                1300 Omega Drive
                Pittsburgh, PA  15219
                Attn:  Chief Executive Officer
                Facsimile: 412-809-4201

            With a copy to:

                Morgan, Lewis & Bockius LLP
                One Oxford Centre
                301 Grant Street
                Pittsburgh, PA  15219
                Attn:  Marlee S. Myers, Esq.
                Facsimile: 412-560-7001

            If to the Stockholder Representative:

                Peter Barris
                c/o New Enterprise Associates
                One Freedom Square
                11951 Freedom Drive, Suite 1240
                Reston, VA  20190
                Facsimile:  703-834-7579

            or such other Person appointed pursuant to Section 9.17.

            With a copy to:

                Kirkland & Ellis LLP
                655 15th Street, N.W., Suite 1200
                Washington, DC  20005
                Attn:  Mark D. Director, Esq.
                Facsimile:  202-879-5200

      SECTION 9.03 Waiver. ECI may, with respect to the Company, and the Company or the Stockholder Representative may, with respect to ECI or Merger Sub, (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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

      SECTION 9.04 Guaranty. Parent unconditionally guarantees the obligations of ECI under this Agreement and the Ancillary Agreements in the event and to the extent that ECI fails to perform any such obligation as and when due. This is a continuing, absolute and unconditional guaranty of performance and payment and not of collection. Parent specifically waives any right to subrogation, setoff or counterclaim, and any defense for changes in applicable Law or any other circumstances which might constitute a legal or equitable defense or discharge of a guarantor or surety. Parent waives notice of acceptance hereof and of defaults hereunder. Parent waives any right to require a proceeding first against ECI or to exhaust any security for the performance of the obligations of ECI, and agrees that the liability of Parent shall not be affected or decreased by the rejection or disaffirmance thereof in bankruptcy or like proceedings. The execution, delivery and performance of this Agreement by Parent has been duly and validly authorized by all necessary action on the part of Parent; this Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Parent acknowledges and agrees that the provisions of Article IX of this Agreement, including, without limitation, the provisions of Section 9.11 (Governing Law) and Section 9.14 (Jurisdiction; Forum), shall apply to this Section 9.04 as if all of such provisions were fully set forth herein.

      SECTION 9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.07 Entire Agreement; Amendment. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended in writing executed by the parties hereto, and any provision of this Agreement may only be waived by the party for whose benefit the applicable provision exists.

      SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that ECI and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned subsidiary of ECI without consent of the Company, provided that ECI shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      SECTION 9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including for purposes of
Article VII Indemnitees, and its successors and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 5.15.

      SECTION 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 9.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT THAT DELAWARE LAW SHALL APPLY TO THE MERGER.

      SECTION 9.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 9.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 9.14 Jurisdiction; Forum. Each of the parties hereto (i) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in New York County of the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      SECTION 9.15 Definition of Knowledge. As used herein, the words "knowledge" or "known" shall, with respect to the Company, mean the actual knowledge of the persons whose names are set forth on Schedule 9.15, and with respect to ECI or Parent, the persons whose names are set forth on Schedule 9.15, in each case after such individuals have made reasonable due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or made to the "knowledge" of the Company.

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

      SECTION 9.16 Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek a preliminary and permanent injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 9.17 Appointment of Stockholder Representative.

            (a) Each Company Stockholder that accepts payment of Net Merger Consideration Per Share as contemplated herein shall be deemed, by such acceptance of payment, to have thereby (i) irrevocably constituted and appointed Peter Barris (such person and any successor or successors being the "Stockholder Representative") as such Company Stockholder's true and lawful agent, proxy and attorney-in-fact pursuant to this Section 9.17 and (ii) agreed to the provisions of this Section 9.17. The Stockholder Representative shall have full power and authority to act for each Company Stockholder and in each Company Stockholder's name, place and stead, and in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the Escrow Agreement upon and immediately following the Effective Time, as fully to all intents and purposes as such Company Stockholder might or could do in person, including, without limitation, all decisions relating to the defense and/or settlement of any claims for which any ECI Indemnitee may claim to be entitled to indemnity pursuant to Article VII hereof, the amendment of this Agreement, the receipt of all payments and notices and the giving of all consents and waivers. All decisions and actions by the Stockholder Representative shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.

            (b) Each Company Stockholder that accepts payment of Net Merger Consideration Per Share as contemplated herein shall be deemed, by such acceptance of payment, to have agreed that (i) the provisions of this Section
9.17 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Company Stockholder may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this
Section 9.17 would be inadequate, (iii) ECI shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if ECI brings an action to enforce the provisions of this Section 9.17 and (iv) the provisions of this Section 9.17 shall be binding upon the heirs, successors and assigns of each Company Stockholder.

            (c) Any notice or communication delivered by ECI, Merger Sub or the Surviving Corporation to the Stockholder Representative shall, as between ECI, Merger Sub and the Surviving Corporation, on the one hand, and the Company Stockholders, on the other, be deemed to have been delivered to all Company Stockholders. ECI, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communications or writings given or executed by the Stockholder Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stockholder Representative. Any Company Stockholder that wishes to deliver any notice, or take any other action with respect to any matter arising, under this Agreement must do so through the Stockholder Representative, and ECI, Merger Sub and the Surviving Corporation shall be explicitly entitled to disregard any notices or communications given or made by the Company Stockholders unless given or made through the Stockholder Representative, and such notices or communications shall be of no force or effect.

            (d) Each Company Stockholder acknowledges that the Stockholder Representative is acting as his, her or its agent as set forth above and each agrees to severally, in proportion to its Pro Rata Interest, indemnify and hold harmless and defend the Stockholder Representative, his agents and assigns (collectively, the "Indemnitees"), against all liabilities, claims, actions, damages, losses and expenses (including, without limitation, legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) arising out of or in connection with (i) the Stockholder Representative's omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement and the Escrow Agreement, or (ii) services taken with respect to this Agreement and the Escrow Agreement or believed to be in the scope of the Indemnitee's authority, provided that the Indemnitee in question has not acted with intentional misconduct or fraud.

            (e) The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by the Stockholder Representative. The Stockholder Representative shall not be responsible or liable to any Company Stockholder for any act or omission of any kind so long as he has acted in good faith (any such action or omission pursuant to an order, judgment or decree of any court or administrative agency, or advice of legal counsel, public accountants and other experts selected by the Stockholder Representative shall be conclusive evidence of such good faith), or for the expiration of rights under any statute of limitations with respect to this Agreement and the Escrow Agreement.

            (f) The Stockholder Representative shall apply the $300,000 delivered to it at the Closing to the payment of expenses incurred by the Stockholder Representative acting in such capacity pursuant to this Agreement. Any portion of the $300,000 not expended pursuant to the immediately preceding sentence shall be delivered to the Escrow Agent, for distribution to the Company Stockholders, on the later of the second anniversary of the Closing Date or the resolution of the final pending claim with respect to the Escrow Amount, as set forth in the Escrow Agreement.

            (g) Prior to the Effective Time, in the case of the death, disability, unwillingness to serve or other unavailability of the Stockholder Representative, the Company Stockholders who own a majority in interest of Company Capital Stock (on an as-converted to common basis) shall have the right, exercisable by written notice to ECI, to designate a replacement Stockholder Representative. Upon and after the Effective Time, in the case of the death, disability, unwillingness to serve or other unavailability of the Stockholder Representative, the Company Stockholders who receive a majority in interest of the Net Aggregate Merger Consideration shall have the right, exercisable by written notice to ECI and the Escrow Agent, to designate a replacement Stockholder Representative.

                                       62
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                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by a duly authorized officer or other person.


                                        ECI TELECOM INC.


                                        By: /s/ Doron Inbar
                                          --------------------------------------
                                        Name: Doron Inbar
                                        Title:

                                        SYMPHONY ACQUISITION CORP.


                                        By: /s/ Giora Bitan
                                          --------------------------------------
                                        Name: Giora Bitan
                                        Title: Chief Financial Officer


                                        LAUREL NETWORKS, INC.


                                        By: /s/ Atul Bansul
                                          --------------------------------------
                                        Name: Atul Bansul
                                        Title: President & COO


                                        /s/ Peter Barris
                                        ----------------------------------------
                                        as Stockholder Representative

                                        With respect to Section 9.04 only,


                                        ECI TELECOM LTD.


                                        By: /s/ Giora Bitan
                                          --------------------------------------
                                        Name: Giora Bitan
                                        Title: Executive Vice President &
                                        Chief Financial Officer

                      Schedule 5.08 - Management Agreements

Atul Bansal

Jeffrey Prem

Donald Pyle

Robert Rennison

Dimitris Varotsis

Stephen Vogelsang

Robert Warden

                            Schedule 6.02 - Consents

            Notice:

            Omega Corporate Center Office Lease by and between Omega Corporate Center, L.P. and the Company.

            Software License Agreement dated as of February, 2000, by and between phase2 networks Incorporated and the Company.

            Software License Agreement, between the Company and Data Connection Limited dated February 29, 2000.

            Warrant to Purchase shares of Series A-2 Convertible Preferred Stock to CommVest, LLC.

                            Schedule 9.15 - Knowledge

Atul Bansal

Jonathan Bierman

Gary Mitcheltree

Jeffrey Prem

Donald Pyle

Robert Rennison

Dimitris Varotsis

Stephen Vogelsang

Robert Warden